                                                                   Exhibit 2



                               PURCHASE AGREEMENT

                                  by and among

                                   KROLL INC.,

                                       and

                                   The Members

                                       of

                                ZOLFO COOPER, LLC

                                       and

                                The Shareholders

                                       of

                           ZOLFO COOPER HOLDINGS, INC.

                            Dated September 5, 2002

                               PURCHASE AGREEMENT

            THIS PURCHASE AGREEMENT (this "Agreement"), dated this 5th day of September, 2002, is by and among (i) KROLL INC., a Delaware corporation ("Buyer"), on the one hand, and (ii) Stephen F. Cooper, Michael E. France, Leonard LoBiondo (individually a "Designated Principal" and collectively the "Designated Principals") and Zolfo Cooper Acquisition, LLC (the "Other Seller," and together with the Designated Principals, individually a "Seller" and collectively the "Sellers"), on the other hand.

                                    RECITALS

A. WHEREAS, Sellers collectively own all of the issued and outstanding Interests of Zolfo Cooper, LLC, a New Jersey limited liability company (the "Company");

B. WHEREAS, the Designated Principals collectively own all of the issued and outstanding shares of capital stock of Zolfo Cooper Holdings, Inc. (the "Sub S Holding Corporation");

C. WHEREAS, prior to the Closing hereunder, and as a condition precedent to the execution of this Agreement and the consummation of the transactions contemplated hereby, (1) each of the companies listed on Schedule A-1 was contributed or otherwise transferred to the Company, and (2) each of the corporations listed on Schedule A-2 was contributed or otherwise transferred to the Sub S Holding Corporation;

D. WHEREAS, the ZC Companies were engaged in the business of providing operational turnaround, corporate advisory, troubled company, financial crisis management, interim management and recovery and restructuring services (the "Business") and the Company, the Sub S Holding Corporation and the Subsidiaries have, in all respects, succeeded to all of the properties, assets, rights, privileges and obligations of the ZC Companies and are engaged in the Business;

E. WHEREAS, the professional services and continued employment of the Designated Principals and each of the other principals and senior personnel of the Company that enter into an employment agreement in the form attached hereto as Exhibit D (individually, an "Other Principal" and collectively, the "Other Principals") and certain other senior officers and employees of the Company are necessary to the ongoing operation and success of the Business;

F. WHEREAS, Buyer desires to own the Business and acquire all of the outstanding Interests of the Company and all of the outstanding shares of capital stock of the Sub S Holding Corporation, and Sellers desire to sell the same, on the terms and conditions hereinafter contained;

G. WHEREAS, immediately upon consummation of Buyer's acquisition of all of the outstanding Interests of the Company and all of the outstanding shares of capital stock of the Sub S Holding Corporation pursuant to this Agreement and the transactions contemplated hereby, the Company shall be branded and operated as "Kroll Zolfo Cooper;" and

H. WHEREAS, Sellers and Buyer desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby;

      NOW, THEREFORE, in consideration of the foregoing, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, do hereby agree as follows:

                                   ARTICLE I

                               CERTAIN DEFINITIONS

            "Accredited Investor" has the meaning set forth in Section 4.6(a).

            "Acquired Stock" means the Deferred Closing Stock and the Installment Stock, collectively.

            "Additional Cash Amount Due Sellers" has the meaning set forth in
Section 2.2(a).

            "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or is under common control with such Person. For the purposes of this definition, "control" when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

            "Affiliated Person" has the meaning set forth in Section 5.22.

            "Agreement" has the meaning set forth in the preamble.

            "Annual Period" has the meaning set forth in Section 2.1(b)(i).

            "Auditor Opinion Consent" has the meaning set forth in Section 7.9.

            "Bankruptcy Court Approval" has the meaning set forth in Section 5.12(b).

            "Business" has the meaning set forth in the recitals.

            "Business Day" means any day that is not a Saturday or Sunday or a legal holiday on which banks are authorized or required by law to be closed in New York, New York.

            "Buyer" has the meaning set forth in the preamble.

            "Buyer Common Stock" means the common stock, par value $.10 per share, of Buyer.

            "Buyer SEC Filing" has the meaning set forth in Section 7.9.

            "Cash Consideration" has the meaning set forth in Section 2.1(a)(i).

            "Catalyst" has the meaning set forth in Section 5.24.

            "Catalyst I" has the meaning set forth in Section 5.24.

            "Change of Control" means the occurrence of any one or more of the following: (i) a merger or consolidation involving Buyer in which Buyer's stockholders immediately prior to such merger or consolidation do not in the aggregate own directly or indirectly at least a majority equity interest and a majority of the voting capital stock in the surviving entity (if Buyer is a constituent corporation in such merger or consolidation) or in Buyer (if Buyer is not a constituent corporation in such merger or consolidation), as the case may be, immediately following the consummation of such merger or consolidation;
(ii) the sale, lease, exchange or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of Buyer;
(iii) the approval by Buyer's stockholders of any plan or proposal for the liquidation, winding-up or dissolution of Buyer; or (iv) any transaction, circumstance or event that would result in any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), together with all affiliates and associates (as each such term is defined in Rule 12b-2 under the Exchange Act) thereof, acquiring direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the equity interests or more than 50% of the voting capital stock of Buyer.

            "Client Contracts" has the meaning set forth in Section 5.12(b).

            "Clients" has the meaning set forth in Section 5.12(a).

            "Closing" has the meaning set forth in Section 3.1.

            "Closing Date" has the meaning set forth in Section 3.1.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Company" has the meaning set forth in the recitals.

            "Company Auditor" means Deloitte & Touche LLP.

            "Company Information" has the meaning set forth in Section 7.9.

            "Company Interests" has the meaning set forth in Section 5.3(a).

            "Constituent Documents" means, in the case of a limited liability company, the certificate of formation, limited liability company operating agreement and other constituent agreements and, in the case of a corporation, the certificate of incorporation and by-laws.

            "Contract" means any contract, agreement, arrangement, commitment, instrument or understanding, whether written or oral.

            "Deferred Closing Stock" has the meaning set forth in Section 2.1(a)(ii).

            "Designated Principals" has the meaning set forth in the preamble.

            "Disclosure Schedule" means the disclosure schedules of Sellers and Buyer accompanying this Agreement.

            "Effective Date" means August 31, 2002.

            "Effective Date Balance Sheet" has the meaning set forth in Section 2.2(a).

            "Elections" has the meaning set forth in Section 9.3(a)(i)

            "Employee Arbitration and Litigation" means (i) Paul Dzera, Philip
J. Gund and Stephen Marotta v. Zolfo Cooper, LLC, American Arbitration Association case no. 18 Y 180 14330 1, and (ii) Zolfo Cooper, LLC v. Joseph R. Budd and Parotta, Gund & Dzera Management, LLC dated July 9, 2002, filed with the Superior Court of New Jersey Law Division Essex County Docket No. 6540-02.

            "Employment Agreements" means the employment agreements between the Company and each of the Designated Principals and Other Principals, dated the Closing Date and otherwise substantially in the form of the forms of employment agreements attached hereto as Exhibits A, B and C with respect to Stephen F. Cooper, Michael E. France and Leonard LoBiondo, respectively, and Exhibit D with respect to the Other Principals.

            "Encumbrance" means any lien, pledge, mortgage, security interest, charge, restriction, adverse claim or other encumbrance of any kind or nature whatsoever.

            "Environmental Law" means any and all Laws and other requirements relating to the environment, or activities that might threaten or result in damage to the environment or human health, or any Law that is concerned in whole or in part with the environment and with protecting or improving the quality of the environment and human and employee health and safety.

            "ERISA" has the meaning set forth in Section 5.18(a).

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

            "Exercise Price" has the meaning set forth in Section 2.1(c).

            "Financial Statements" means the consolidated financial statements of the ZC Companies as of December 31, 2000 and 2001 and for the three years ended on December 31, 2001 audited by Deloitte & Touche LLP.

            "Form 10-K" has the meaning set forth in Section 4.7.

            "Forms 10-Q" has the meaning set forth in Section 4.7.

            "GAAP" means U.S. generally accepted accounting principles, as in effect on the date of this Agreement, consistently applied.

            "Governmental Body" means any governmental or regulatory body, agency, authority, commission, department, bureau, court, tribunal, arbitrator or arbitral body (public or private), or political subdivision, whether federal, state, local or foreign.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Identified Prospects" has the meaning set forth in Section 5.12(a).

            "Indemnification Obligations" means the respective indemnification obligations of the Designated Principals and Buyer under Article X.

            "Indemnified Parties" has the meaning set forth in Section 10.2(a).

            "Independent Accounting Firm" has the meaning set forth in Section 2.2(b).

            "Installment Payment" has the meaning set forth in Section
2.1(b)(i).

            "Installment Stock" has the meaning set forth in Section 2.1(b).

            "Interests" means the membership or other ownership or equity interests in a limited liability company.

            "Interim Financial Statements" means the consolidated unaudited financial statements of the ZC Companies as of June 30, 2001 and 2002 and for the six-month periods then ended.

            "IRS" means the U.S. Internal Revenue Service.

            "knowledge" means the knowledge, after reasonable inquiry, at any time, of: in the case of an individual (including a Seller), such individual; in the case of a corporation or other entity (including Buyer, the Company, the Sub S Holding Corporation, each Subsidiary, each ZC Company and the Other Seller), the directors, executive officers, members and managers of such corporation or entity; provided, however, that reasonable inquiry of any director, executive officer, member or manager of the Company shall include reasonable inquiry of each of the Other Principals.

            "Laidlaw Entities" means The Stephen Cooper Corporation, The John Rowntree Corporation and The Thomas L. Zambelli Corporation.

            "Laidlaw Services Agreements" means the services agreements between each of the Laidlaw Entities and ZC Services, Inc., each dated June 27, 2001.

            "Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement or guideline.

            "Licenses" has the meaning set forth in Section 5.16.

            "LLC Subsidiaries" has the meaning set forth in Section 5.1(b).

            "Loss(es)", in respect of any matter, means any loss, diminution in value, liability, cost, expense, judgment, settlement or damage arising, directly or indirectly, as a result of or in connection with such matter, including reasonable attorneys', consultants' and other advisors' fees and expenses, reasonable costs of investigating or defending any claim, action, suit or proceeding or of avoiding the same or the imposition of any judgment or settlement and reasonable costs of enforcing any Indemnification Obligations.

            "Material Adverse Effect" means any material adverse effect on the business, operations, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the Company, the Sub S Holding Corporation and the Subsidiaries, taken as a whole, or Buyer and its subsidiaries, taken as a whole, as the case may be.

            "MLBFS" has the meaning set forth in Section 7.7.

            "Nasdaq" has the meaning set forth in Section 6.6.

            "Net Working Capital" means the excess of the total amount of current assets over the total amount of current liabilities (not including any Additional Cash Amount Due Sellers) of the Company computed in accordance with GAAP on a basis consistent with the Financial Statements.

            "Offering" has the meaning set forth in Section 9.6.

            "Operating Profit" means the amount of consolidated operating profit of the Company, the Sub S Holding Corporation and the Subsidiaries as shown on the financial statements of the Company for any Annual Period, which financial statements shall be prepared on an accrual basis in accordance with GAAP on a basis consistent with the Financial Statements, except that in addition to the deduction of all base compensation and benefits of the Designated Principals, the Other Principals and the other professional and administrative staff of the Company, the Sub S Holding Corporation and the Subsidiaries, all incentive compensation received by the Other Principals and the professional and other administrative staff of the Company, the Sub S Holding Corporation and the Subsidiaries will also be deducted in calculating Operating Profit. There will be no allocation or deduction for (i) any stock options granted by Buyer, or
(ii) Buyer corporate overhead unless Buyer and the Designated Principals agree in good faith there is a direct benefit to the Company, such as for accounting, information technology, interest, training, professional liability insurance, etc. or the parties otherwise agree.

            "Other Contracts" has the meaning set forth in Section 5.13(a).

            "Other Principals" has the meaning set forth in the recitals.

            "Other Seller" has the meaning set forth in the preamble.

            "Permitted Encumbrances" has the meaning set forth in Section
5.10(c).

            "Person" means an individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company or other entity, trust and trustee, executor, administrator or other legal or personal representative or any government or any agency or political subdivision thereof.

            "Plans" has the meaning set forth in Section 5.18(a).

            "Purchase Price" has the meaning set forth in Section 2.1(a)(ii).

            "Registration Rights Agreement" means the registration rights agreement between the Buyer and the Sellers dated the Closing Date and otherwise substantially in the form of the form of registration rights agreement attached hereto as Exhibit E.

            "Representatives" has the meaning set forth in Section 10.2(a).

            "Returns" means any return, report, document, statement or form required to be filed with respect to any Taxes (including any schedules required to be attached thereto), including, without limitation, information returns, claims for refund, amended returns and declarations of estimated Tax.

            "Services Agreements" means the services agreement, dated as of January 29, 2002, between the Company and SFC LLC and the Laidlaw Services Agreements.

            "Shares" has the meaning set forth in Section 5.3(a)(ii).

            "Sub S Holding Corporation" has the meaning set forth in the preamble.

            "Sub S Subsidiary" has the meaning set forth in Section 5.1(b).

            "S-4 Prospectus" has the meaning set forth in Section 4.7.

            "SEC" means the U.S. Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

            "SFC LLC" has the meaning set forth in Section 5.28.

            "Sellers" has the meaning set forth in the preamble.

            "Shortfall Period" has the meaning set forth in Section 2.1(b)(ii).

            "Stock Options" has the meaning set forth in Section 2.1(c).

            "Subsidiary" means an LLC Subsidiary or a Sub S Subsidiary and "Subsidiaries" means the LLC Subsidiaries and the Sub S Subsidiaries together.

            "Target Operating Profit" has the meaning set forth in Section
2.1(b).

            "Tax" or "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any U.S. federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, excise, property, ad valorem, sales use (or similar taxes), transfer, franchise, payroll, withholding, social security, business license fees or other taxes, including any interest, penalties, or additions thereto.

            "Transaction Documents" means this Agreement, the Employment Agreements, the Registration Rights Agreement and the Services Agreements.

            "U.S." means the United States of America.

            "ZC Companies" has the meaning set forth in Section 5.2.

            "ZC Consolidation" has the meaning set forth in Section 5.2.

            "ZC Consolidation Date" means the date on which the ZC Consolidation is effected.

            "ZC Intellectual Property" means (i) the trademarks and domain names listed or referenced in Section 5.11 to Sellers' Disclosure Schedule and all other fictional business names, trading names, registered and unregistered trademarks, service marks and applications therefor; (ii) all patents, patent applications and inventions and discoveries that may be patentable; (iii) all copyrights in both published works and unpublished works, including training manuals and videos; and (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, plans, drawings and blue prints, owned, used or licensed by the Company, the Sub S Holding Corporation or for any Subsidiary as licensee or licensor.

                                   ARTICLE II

                                PURCHASE AND SALE

            2.1 Purchase and Sale of Company Interests and the Shares. Subject to and upon the terms and conditions hereinafter set forth, at the Closing, and in reliance upon the representations and warranties contained in this Agreement or made pursuant hereto, Sellers hereby agree to sell, assign, transfer and deliver to Buyer, and Buyer hereby agrees to purchase from Sellers, all of Sellers' rights, title and interest in and to the Company Interests and the Shares, free and clear of any and all Encumbrances.

            (a) Fixed Consideration. In consideration of the aforesaid sale, assignment, transfer and delivery of all of the Company Interests and all of the Shares by Sellers to Buyer on the Closing Date, Buyer shall:

                  (i) at the Closing, pay or cause to be paid to Sellers an aggregate amount, in cash, equal to one hundred million dollars ($100,000,000) (the "Cash Consideration") to be paid to the Sellers in the amounts set forth on Schedule B; and

                  (ii) on January 15, 2003, issue and deliver to Sellers two million nine hundred thousand (2,900,000) (subject to appropriate adjustment for any stock split, dividend or combination of or in Buyer Common Stock after the Closing
         Date) shares of Buyer Common Stock (the "Deferred Closing Stock" and together with the Cash Consideration, the "Purchase Price") to be delivered to the Sellers in the amounts set forth on Schedule B.

All payments of cash pursuant to Section 2.1(a)(i) shall be made in immediately available funds by certified or official bank check or checks or by wire transfer to an account or accounts specified by Sellers at least two (2) Business Days prior to the date such payments are to be made.

         (b) Contingent Consideration: Provided that the Company achieves the Operating Profit specified below in this Section 2.1(b)(i) as a target (the "Target Operating Profit"), Buyer shall issue and deliver to Sellers up to two million five hundred thousand (2,500,000) (subject to appropriate adjustment for any stock split, dividend or combination of or on Buyer Common Stock after the Closing Date) additional shares of Buyer Common Stock (the "Installment Stock") at the times and in the manner set forth below:

                  (i) If the Company's actual Operating Profit in a given "Annual Period" (as set forth below) meets or exceeds the Target Operating Profit for such Annual Period (as set forth below), Buyer shall issue and deliver six hundred and twenty five thousand (625,000) (subject to appropriate adjustment for any stock split, dividend or combination of or on Buyer Common Stock after the Closing Date) shares of Installment Stock to Sellers in the percentages set forth on Schedule B (each, an "Installment Payment"):

ANNUAL PERIOD                            TARGET OPERATING PROFIT
-------------                            -----------------------

January 1, 2003 to December 31, 2003           $30 million

January 1, 2004 to December 31, 2004           $31 million

January 1, 2005 to December 31, 2005           $32 million

January 1, 2006 to December 31, 2006           $33 million


                  (ii) If the Target Operating Profit specified above for a given Annual Period is not achieved (a "Shortfall Period"), the Sellers shall not be entitled to receive an Installment Payment for such Shortfall Period; provided, however, the Sellers shall be entitled to receive the Installment Payment for that Shortfall Period if either:

                 (A) X + Y (greater than or equal to) Z, where

         X = the actual Operating Profit achieved in the Shortfall Period;

         Y = the lesser of (x) fifty percent (50%) of the excess, if any, of (1) the actual Operating Profit achieved in the Annual Period next prior to the Shortfall Period, over (2) the Target Operating Profit for such next prior Annual Period, and (y) five million dollars ($5,000,000); and

         Z = the Target Operating Profit for the Shortfall Period; or


                 (B) X (greater than or equal to) Y + Z, where:

         X = the actual Operating Profit achieved in the Annual Period next subsequent to the Shortfall Period;

         Y = the Target Operating Profit for such next subsequent Annual Period; and

         Z = the excess of (x) the Target Operating Profit for the Shortfall Period, over (y) the actual Operating Profit achieved in the Shortfall Period.

         In the event that the Target Operating Profit for the fourth Annual Period is not achieved, the Sellers shall be entitled to receive the Installment Payment under this Section 2.1(b)(ii)(B) for the fourth Annual Period if the actual Operating Profit achieved in the fifth year equals or exceeds the sum of $34 million and the excess of $33 million over the actual Operating Profit achieved in the fourth Annual Period.

                  (iii) Buyer shall make any Installment Payment that is due to Sellers under this Section 2.1(b) within ten (10) days after the date the financial statements of the Buyer for that Annual Period are filed with the SEC.

                  (iv) Immediately upon the occurrence of a Change in Control, all of the remaining Installment Payments shall be delivered to the Sellers such that all of the remaining Installment Stock shall be issued and delivered to Sellers as soon as reasonably practicable after such Change in Control; provided, however, that in the event such Change in Control results in a conversion or reclassification of Buyer Common Stock into another security or property, including cash, Buyer shall make adequate provision in the documents governing such Change in Control such that after such Change in Control the Sellers shall receive the securities or other property, including cash, to which the holder of a number of shares of Buyer Common Stock equal to the remaining Installment Payments immediately prior to such Change in Control is entitled as a result of such Change in Control.

                  (v) In the event that any of the Designated Principals is terminated without "Cause" pursuant to Section 5(d) of such Designated Principal's Employment Agreement, or any of the Designated Principals terminates his Employment Agreement for "Good Reason" pursuant to
         Section 5(e) thereof, all of the remaining Installment Payments shall be delivered to the Sellers such that all of the remaining Installment Stock shall be issued and delivered to Sellers as soon as reasonably practicable after such termination.

                  (vi) During the period commencing on the date hereof and ending on December 31, 2006, the location and salary (including bonus) of the professional staff of the Business shall be determined jointly by the Designated Principals, the Chief Executive Officer of the Buyer and the Chief Operating Officer of the worldwide Kroll Zolfo Cooper group, who shall use their reasonable commercial judgment and reasonable best efforts to arrive at a consensus with respect to such matters.

                  (c) Stock Options. At the Closing, Buyer will grant under its existing option plans options to purchase Buyer Common Stock (the "Stock Options") to Other Principals and professional staff of the Company as summarized on Schedule C. Each Stock Option shall, upon vesting, entitle the holder to purchase one (1) share of Buyer Common Stock at the "Exercise Price". The Exercise Price shall be the closing price of Buyer Common Stock on Nasdaq on the date of grant of the Stock Option. The Stock Options will vest and become exercisable over a four (4) year period as follows:

                  -        First anniversary of Closing Date: 10%

                  -        Second anniversary of Closing Date: 20%

                  -        Third anniversary of Closing Date: 30%

                  -        Fourth anniversary of Closing Date: 40%

                  In the event of a Change in Control, all unvested Stock Options will vest immediately, in accordance with the provisions of Buyer's option plans. If any individual to whom Stock Options are granted ceases to be an employee of Buyer or any of its subsidiaries for any reason, that person may exercise Stock Options that had vested as at the date of cessation of such employment for ninety (90) days after such cessation. All Stock Options unvested at such time will immediately terminate. Such terminated Stock Options will be available for reissuance, for the balance of their remaining life, to other professional staff of the Company at the discretion of A and the Chief Executive Officer of Buyer, subject to approval of the Board of Directors (or the compensation committee thereof) of Buyer. The exercise price of any such reissued Stock Options shall be the closing price of Buyer Common Stock on Nasdaq on the day of such reissuance.

                  2.2 Post-Closing Cash Payments. In addition to the Cash Consideration, Buyer shall cause the Company to pay to the Designated Principals additional cash in accordance with the provisions of this Section 2.2:

                  (a) Effective Date Balance Sheet. Within thirty (30) days after the Closing Date, the Company shall prepare and deliver to Buyer and the Designated Principals a consolidated balance sheet of the Company, the Sub S Holding Corporation and the Subsidiaries as of the close of business on the day immediately prior to the Effective Date prepared in accordance with GAAP on a basis that is consistent with the Financial Statements (the "Effective Date Balance Sheet"), except that the Effective Date Balance Sheet shall include accruals for (i) accrued vacation pay of four hundred thousand dollars ($400,000), (ii) stay/termination bonus obligations of the Company of three hundred fifty-thousand dollars ($350,000), and (iii) an amount due to the Designated Principals equal to] the excess of the sum of the cash and accounts receivable reflected on the Effective Date Balance Sheet over the sum of the accounts payable reflected on the Effective Date Balance Sheet and the accruals specified in clauses (i) and (ii) of this Section 2.2(a) (the "Additional Cash Amount Due Sellers").

                  (b) Cash Payments. The Designated Sellers, jointly and severally, represent, warrant, covenant and agree that the Net Working Capital will equal or exceed five million dollars ($5,000,000), of which at least two million dollars ($2,000,000) will consist of cash. If the Net Working Capital is less than five million dollars ($5,000,000) or less than two million dollars ($2,000,000) of cash is reflected on the Effective Date Balance Sheet, the Designated

Principals shall promptly pay to the Company any such shortfall in cash. Thereafter, after the Company has collected, in cash, accounts receivable reflected on the Effective Date Balance Sheet in an amount equal to the excess of (i) the sum of the accounts payable and the accruals specified in clauses (i) and (ii) of Section 2.2 (a) over (ii) the amount of cash reflected in the Effective Date Balance Sheet, within five (5) Business Days after the end of each calendar month, Buyer shall cause the Company to pay to the Designated Principals in cash (in the same proportion as the Cash Consideration was paid to them) from the collection in such calendar month, of the accounts receivable reflected on the Effective Date Balance Sheet, cash in an amount up to, but not in excess of, the amount of the Additional Cash Amount Due Sellers.

                                  ARTICLE III

                                     CLOSING

                  3.1 Closing Date. The closing of the transactions contemplated hereby (the "Closing") shall be held on the date hereof (the "Closing Date") at 9:00 a.m., prevailing local time, at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, NY 10022. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

                  3.2 Certain Actions at Closing.

         At the Closing:

                  (a) Each Seller shall:

                      (i) deliver to Buyer (x) evidence, reasonably satisfactory to Buyer, that all of the Company Interests have been duly and effectively assigned, transferred and delivered to Buyer and that Buyer is the sole member of, and the owner of all of the Interests in, the Company, and (y) certificates representing the Shares owned by such Seller, duly endorsed in blank or accompanied by duly executed instruments of transfer which are necessary to vest all of such Seller's rights, title and interest in and to the Shares in Buyer and Buyer and with any necessary transfer stamps attached;

                      (ii) execute and deliver to Buyer the Registration Rights Agreement;

                      (iii) execute and deliver to the Company the Employment Agreement to which such Seller is a party;

                      (iv) deliver, or cause to be delivered, to Buyer all consents required by any material Client Contract or material Other Contract; and

                      (v) deliver to Buyer the favorable opinion of Wollmuth Maher & Deutsch LLP, counsel to Sellers and the Company, dated the Closing Date, substantially in the form attached hereto as Exhibit F.

                  (b) Buyer shall:

                  (i) pay the Cash Consideration to the Sellers pursuant to
         Section 2.1(a)(i);

                  (ii) execute and deliver to each Seller the Registration Rights Agreement;

                  (iii) cause the Company to execute and deliver the Employment Agreements;

                  (iv) deliver to Sellers the favorable opinion of Kramer Levin Naftalis & Frankel LLP, counsel to Buyer, dated the Closing Date, substantially in the form attached hereto as Exhibit G.

                                   ARTICLE IV

        REPRESENTATIONS AND WARRANTIES OF SELLERS CONCERNING THE SELLERS

                  Each Seller, severally, hereby represents and warrants to Buyer as to himself, herself or itself as follows:

                  4.1 Ownership of Company Interests. Such Seller owns, beneficially and of record, and has good and marketable title to, the number of Company Interests and the number of Shares set forth opposite his or her name in
Section 5.3(a) of the Sellers' Disclosure Schedule, free and clear of any and all Encumbrances. At the Closing, such Seller shall transfer to, and Buyer will own, such Company Interests and such number of Shares free and clear of any and all Encumbrances, except for Encumbrances placed thereon by Buyer or Persons claiming by, through or under Buyer.

                  4.2 Authorization. Such Seller has the full legal capacity, power and authority to enter into and carry out such Seller's obligations under this Agreement and the other Transaction Documents to which he or she is a party and is not under any prohibition or restriction, contractual, statutory or otherwise, against doing so. This Agreement and the other Transaction Documents to which such Seller is a party have been duly authorized, executed and delivered by such Seller and each constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity.

                  4.3 No Conflicts; Consents. Except as set forth in Section 4.3 of the Sellers' Disclosure Schedule, neither the execution and delivery by such Seller of this Agreement or any of the Transaction Documents to which such Seller is a party, nor the consummation by such Seller of the transactions contemplated hereby or thereby, including the ZC Consolidation, does or will conflict with, violate, result in the breach of any term of, result in the acceleration of performance of any obligation under, constitute a default under, require (other than required filings under the HSR Act) the consent or approval of or any notice to or filing with any third party or Governmental Body, or create an Encumbrance on any of the Company Interests or Shares owned by such Seller under, (a) any note, mortgage, deed of trust, trust agreement, lease or other material Contract to which such Seller is a party or by which such Seller or any of his or her respective properties or assets is bound, or (b) any Law, judgment, order, decree, writ or injunction of any Governmental Body having jurisdiction over such Seller or his or her properties or assets.

                  4.4 Litigation. Except as set forth in Section 4.4 of the Sellers' Disclosure Schedule, there is no lawsuit, governmental investigation or legal, administrative or arbitration action or proceeding pending or, to the knowledge of such Seller, threatened against such Seller or any of his or her properties or assets that seeks to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby.

                  4.5 Brokers and Finders. Such Seller has not engaged on behalf of any ZC Company or the Company, the Sub S Holding Corporation or any Subsidiary any broker, finder or investment advisor in connection with the transactions contemplated hereby.

                  4.6 Investment Representations.

                  (a) Such Seller is an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act (an "Accredited Investor");

                  (b) Such Seller has such knowledge, skill and experience in financial, investment and business matters to be capable of evaluating the merits and risks of an investment in the Acquired Stock, to make an informed decision relating thereto and to protect his or her own interests in connection with the transactions contemplated hereby;

                  (c) Such Seller will acquire the Deferred Closing Stock and any Installment Stock in New York or New Jersey, for his or her own account, for investment purposes only and not with an intent or view towards the further sale or distribution thereof within the meaning of the Securities Act in any transaction that would violate the registration requirements of the securities laws of the U.S. or of any state;

                  (d) Such Seller is aware that the Acquired Stock has not been registered under the Securities Act, and that the Acquired Stock is deemed to be "restricted securities" as defined in Rule 144(a)(3) promulgated under the Securities Act and may not be transferred, sold, assigned, hypothecated or otherwise disposed of unless such transaction is the subject of a registration statement filed with and declared effective by the SEC or unless an exemption from the registration requirements under the Securities Act is available. Such Seller hereby represents and warrants and hereby agrees that all offers and sales of the Acquired Stock or any portion thereof or interest thereon shall be made only pursuant to such registration or to an exemption from registration;

                  (e) Such Seller acknowledges that the purchase of the Acquired Stock involves a high degree of risk;

                  (f) Such Seller each understands that the Acquired Stock is being offered and sold pursuant to this Agreement in reliance on exemptions from the registration requirements of the Securities Act and state securities laws, and that Buyer is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such

Seller set forth herein in order to determine the applicability of such exemptions and the suitability of such Seller to acquire the Acquired Stock;

                   (g) In evaluating its investment, such Seller has consulted his or her own investment and/or legal and/or tax advisors; and

                  (h) The certificate(s) representing the Acquired Stock shall bear a legend in substantially the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR HYPOTHECATED OR OFFERED FOR SALE, TRANSFER OR HYPOTHECATION UNLESS A REGISTRATION STATEMENT UNDER THAT ACT AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS THEN IN EFFECT OR SUCH REGISTRATION IS NOT REQUIRED."

                  4.7 Current Public Information. Such Seller has been furnished with a copy of Buyer's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the SEC (the "Form 10-K"), Buyer's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002 (the "Forms 10-Q") and Buyer's prospectus forming a part of its registration statement on Form S-4 dated May 10, 2002 (Registration No. 333-87074) (the "S-4 Prospectus").

                  4.8 Independent Investigation; Access. Such Seller acknowledges that, in making the decision to acquire the Acquired Stock, he or she has relied upon independent investigations made by him or her and has been given access and the opportunity to examine contracts and documents relating to Buyer and such securities and an opportunity to ask questions of, and to receive answers from, Buyer concerning Buyer and the terms and conditions of such securities. Such Seller and his or her advisors, if any, have been furnished with access to all publicly available materials relating to the business, finances and operation of Buyer which have been requested. Such Seller and his or her advisors, if any, have received answers to all such inquiries. Except as set forth in this Agreement and the other Transaction Documents, Buyer has made no representation or warranty to such Seller on which such Seller has relied to enter into this Agreement and to consummate the transaction contemplated hereby.

                  4.9 No Government Recommendation or Approval. Such Seller understands that no federal or state agency has passed on or made or will pass on or make any recommendation or endorsement of the Acquired Stock or any finding or determination concerning the fairness or advisability of an investment in such securities.

                  4.10 Disclosure. No representation or warranty by such Seller in this Article IV nor in any certificate delivered or to be delivered by such Seller pursuant to this Agreement: contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF THE DESIGNATED PRINCIPALS
              CONCERNING THE COMPANY AND SUB S HOLDING CORPORATION

                  Each Designated Principal, jointly and severally, hereby represents and warrants to Buyer as follows:

                  5.1 Organization and Good Standing. (a) The Company is a limited liability company, and the Sub S Holding Corporation is a corporation, duly organized, validly existing and in good standing under the laws of New Jersey. The Company has full limited liability company power and authority, and the Sub S Holding Corporation has full corporate power and authority, to own its properties and to carry on its business as it is now being conducted. Each of the Company and the Sub S Holding Corporation is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of the business done or the property owned, leased or operated by it requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. True, correct and complete copies of the Constituent Documents of the Company and the Sub S Holding Corporation and all amendments thereto have been delivered to Buyer. The minutes, records, Interests register, stock books and transfer records, as applicable, of the Company and the Sub S Holding Corporation that have been made available to Buyer are true, correct and complete in all material respects. Except for the Subsidiaries, neither the Company nor the Sub S Holding Corporation owns any ownership or other equity interest in any Person whatsoever.

                  (b) Schedule A-1 sets forth a true, correct and complete list of each subsidiary of the Company (the "LLC Subsidiaries"). Schedule A-2 sets forth a true, correct and complete list of each subsidiary of the Sub S Holding Corporation (the "Sub S Subsidiaries"). Each LLC Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of New Jersey and has full limited liability company power and authority to own its properties and to carry on its business as it is now being conducted. Each Sub S Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of New Jersey and has full corporate power and authority to own its properties and to carry on its business as it is now being conducted. Each Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of the business done or the property owned, leased or operated by it requires such qualification, except where the failure to be so qualified could not have a Material Adverse Effect. True, correct and complete copies of the Constituent Documents of each Subsidiary and all amendments thereto have been delivered to Buyer. The minutes, records, Interests register, stock books and transfer records, as applicable, of each Subsidiary that have been made available to Buyer are true, complete and correct in all material respects.

                  5.2 Consolidation of the ZC Companies. On the ZC Consolidation Date, the Sellers caused one hundred percent (100%) of the equity interests of the Sub S Subsidiaries to be contributed to the Sub S Holding Corporation. Each of the Sub S Subsidiaries constitutes a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3) of the Code and the Treasury Regulations promulgated thereunder for which a valid QSub elections has been made under Treasury Regulation Section 1.1361-3 by the Company on the ZC Consolidation Date. True, correct and complete copies of such QSub elections have been delivered to Buyer. Also on the ZC Consolidation Date, the Sellers caused one hundred percent (100%) of the Interests of the LLC Subsidiaries to be contributed to the capital of the Company. The contributions of the equity interests in the Sub S Subsidiaries to the Sub S Holding Corporation and the contributions of the Interests in the LLC Subsidiaries to the Company by the Sellers are referred to herein as the "ZC Consolidation." The Sub S Subsidiaries, the LLC Subsidiaries, the Sub S Holding Corporation and the Company are collectively referred to herein as the "ZC Companies" when referring to periods prior to the ZC Consolidation Date.

                  5.3 Capitalization.

                  (a) (i) Section 5.3(a)(i) of the Sellers' Disclosure Schedule sets forth a true, correct and complete list of all of the members and other owners of Interests in the Company and the number of Company Interests each such member or owner owns. The Company Interests have been duly authorized and are validly issued and outstanding, fully paid and non-assessable. Sellers collectively own, beneficially and of record, and have good, valid and marketable title to, and the right to transfer to Buyer, all of the Company Interests, free and clear of any and all Encumbrances. At the Closing, Sellers shall transfer to, and Buyer will own, and have good, valid and marketable title to, all of the issued and outstanding Interests of the Company, free and clear of any and all Encumbrances, except for Encumbrances placed thereon by Buyer, or Persons claiming by, through or under Buyer.

                      (ii) The Sub S Holding Corporation is authorized to issue 2,000 shares of common stock, no par value per share, of which 1000 shares (the "Shares") are issued and outstanding, and no other class or series of stock or other ownership or equity interests. Section 5.3(a)(ii) of the Sellers' Disclosure Schedule sets forth a true, correct and complete list of all of the stockholders of the Sub S Holding Corporation and the number of Shares each stockholder owns. The Shares have been duly authorized and are validly issued and outstanding, fully paid and non-assessable. Sellers collectively own, beneficially and of record, and have good, valid and marketable title to, and the right to transfer to Buyer, all of the Shares, free and clear of any and all Encumbrances. At the Closing, Sellers shall transfer to, and Buyer will own, and have good, valid and marketable title to, all of the issued and outstanding shares of capital stock of the Company, free and clear of any and all Encumbrances, except for Encumbrances placed thereon by Buyer or Persons claiming by, through or under Buyer.

                      (iii) Schedule A-1 sets forth the authorized, issued and outstanding Interests of each LLC Subsidiary. All issued and outstanding Interests of each LLC Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and non-assessable, and are owned beneficially and of record by the Company, free and clear of any and all Encumbrances.

                      (iv) Schedule A-2 sets forth the authorized, issued and outstanding shares of each class of capital stock or other ownership or equity interests of each Sub S Subsidiary. All issued and outstanding shares of capital stock or other ownership or equity interests of each Sub S Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and non-assessable, and owned beneficially and of record by the Sub S Holding Corporation, free and clear of any and all Encumbrances.

                  (b) There are no outstanding or authorized options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities, contracts, arrangements, understanding or commitments that could require the Company, the Sub S Holding Corporation or any Subsidiary to issue, sell or otherwise cause to become outstanding any of its Interests or capital stock or other ownership or equity interests, or any securities convertible into, exercisable or exchangeable for or carrying a right or option to purchase Interests or capital stock or other ownership or equity interests or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of Interest or capital stock. None of the issued and outstanding Interests or capital stock of the Company, the Sub S Holding Corporation or any Subsidiary has been issued in violation of any rights of any Person or in violation of the registration requirements of the Securities Act or any state securities law.

                  5.4 No Conflicts; Consents. Except as set forth in Section 5.4 of the Sellers' Disclosure Schedule, neither the execution and delivery by any Seller or the Company of this Agreement or any of the Transaction Documents to which any Seller or the Company is a party, nor the consummation by the Sellers of the transactions contemplated hereby or thereby, including the ZC Consolidation, does or will (a) conflict with or violate the Constituent Documents or resolutions of the managers, members, stockholders or board of directors (or any committee thereof) of the Company, the Sub S Holding Corporation or any Subsidiary or (b) conflict with, violate, result in the breach of any term of, result in the acceleration of performance of any obligation under, constitute a default under, require (other than required filings under the HSR Act) the consent or approval of or any notice to or filing with any third party or Governmental Body, or create an Encumbrance on any of the Interests or Shares or properties or assets of the Company, the Sub S Holding Corporation or any Subsidiary under, (i) any note, mortgage, deed of trust, lease or other material Contract to which the Company, the Sub S Holding Corporation or any Subsidiary is a party or by which the Company, the Sub S Holding Corporation or any Subsidiary or any of their respective properties or assets is bound, or (ii) any Law, judgment, order, decree, writ, injunction or License of any Governmental Body having jurisdiction over the Company, the Sub S Holding Corporation or any Subsidiary or their respective properties or assets.

                  5.5 Financial Statements; Undisclosed Liabilities.

                  (a) The Financial Statements and the Interim Financial Statements (true, correct and complete copies of each of which have been previously delivered to Buyer) have been prepared from the books and records of the ZC Companies, in accordance with GAAP applied on a consistent basis throughout the respective periods covered thereby, and fairly present in all material respects the financial condition of the ZC Companies, as at their respective dates, and the results of operations and cash flows of the ZC Companies for the respective periods covered thereby, except that the Interim Financial Statements do not include all of the information and footnotes required by GAAP for complete financial statements and are subject to normal year-end adjustments. The Interim Financial Statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. The statements of operations included in the Financial Statements and the Interim Financial

Statements do not include any item of special or non-recurring income, except as specifically identified therein.

                  (b) As of December 31, 2001 none of the ZC Companies had any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise) that were required in accordance with GAAP to be set forth on a balance sheet, except for liabilities, debts and obligations that were set forth on the balance sheet as of December 31, 2001 included in the Financial Statements. As of June 30, 2002 none of the ZC Companies had any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise) that were required in accordance with GAAP to be set forth on a balance sheet, except for liabilities, debts and obligations that were set forth on the balance sheet included in the Interim Financial Statements.

                  (c) From June 30, 2002 until the ZC Consolidation Date, none of the ZC Companies incurred, and from and after the ZC Consolidation Date neither the Company, the Sub S Holding Corporation nor any Subsidiary has incurred, any liability, debt or obligation (whether absolute, accrued, contingent or otherwise) except in the ordinary course of business, consistent with past practice, none of which liabilities, debts or obligations would have a Material Adverse Effect.

                  (d) As of the Closing Date, the Company, the Sub S Holding Corporation and the Subsidiaries will have no material liabilities of any kind, whether absolute, accrued, contingent or otherwise, other than accounts payable, accruals incurred in the ordinary course of business, and liabilities pursuant to Section 2.2.

                  (e) From December 31, 2001 until the ZC Consolidation Date, there was no material adverse change in the business, operations, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the ZC Companies (taken as a whole) and from and after the ZC Consolidation Date there has been no material adverse change in the business, operations, assets, condition (financial or otherwise), liabilities, results of operations or prospects of the Company, the Sub S Holding Corporation and the Subsidiaries taken as a whole.

                  5.6 Taxes.

                  (a) Each of the Sub S Holding Corporation and the Sub S Subsidiaries was a "small business corporation" and maintained a valid election to be an "S" corporation under Subchapter S of the Code, and the equivalent provisions of all applicable state income tax statutes, from its incorporation until the ZC Consolidation Date, in the case of the Sub S Subsidiaries, and until the Closing Date in the case of the Sub S Holding Corporation. None of the Sub S Holding Corporation or any Sub S Subsidiary has been subject to Tax or filed a Return in the City of New York.

                  (b) Except as set forth in Section 5.6 of the Sellers' Disclosure Schedule, all Returns that are due by any of the ZC Companies or the Company, the Sub S Holding Corporation or any Subsidiary for periods ending on or prior to the Closing Date have been filed, or a valid request for extension has been filed with respect thereto, on a timely basis (including any extensions) with the appropriate governmental agencies in all jurisdictions in which such Returns are required to be filed. Except as set forth in Section 5.6 of the Sellers' Disclosure

Schedule, all Taxes due and payable by any of the ZC Companies or the Company, the Sub S Holding Corporation or any Subsidiary on or prior to the Closing Date have been or will be paid on a timely basis. Except as set forth on Schedule 5.6 of the Sellers' Disclosure Schedule, neither the Company, the Sub S Holding Corporation nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Return.

                  (c) No written claim has ever been made by an authority in a jurisdiction where the ZC Companies did not, or the Company, the Sub S Holding Corporation or any Subsidiary does not, file Returns that it is or may be subject to taxation by that jurisdiction, and neither the Company, the Sub S Holding Corporation nor any of the ZC Companies nor any Subsidiary has received any notice, or request for information, from any such authority.

                  (d) None of the ZC Companies or the Company, the Sub S Holding Corporation or any Subsidiary is or has been a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

                  (e) The ZC Companies did comply and the Company, the Sub S Holding Corporation and the Subsidiaries have complied (and until the Closing will comply) with all applicable laws relating to the payment and withholding of Taxes (including withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any other laws) and, within the time and in the manner prescribed by law, has withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required.

                  (f) No waivers of statutes of limitations have been given or requested in writing with respect to the Company, the Sub S Holding Corporation or any Subsidiary.

                  5.7 Payables. All accounts payable of the Company, the Sub S Holding Corporation and the Subsidiaries arose in the ordinary course of business. All material items which are required by GAAP to be reflected as payables on the Financial Statements and the Interim Financial Statements and in the books and records of the Company, the Sub S Holding Corporation and the Subsidiaries are so reflected and have been recorded in accordance with GAAP in a manner consistent with past practice. From December 31, 2001 until the ZC Consolidation Date, there was no material adverse change in the amount or delinquency of accounts payable of the ZC Companies (taken as a whole) and from and after the ZC Consolidation Date there has been no material adverse change in the amount or delinquency of accounts payable of the Company, the Sub S Holding Corporation and the Subsidiaries taken as a whole.

                  5.8 Receivables. All accounts receivable of the Company, the Sub S Holding Corporation and the Subsidiaries have arisen in the ordinary course of business and represent valid obligations to the Company, the Sub S Holding Corporation and the Subsidiaries arising from bona-fide transactions in the ordinary course of business.

                  5.9 Absence of Certain Changes. From January 1, 2002 until the ZC Consolidation Date, the ZC Companies did operate, and from and after the ZC Consolidation

Date the Company, the Sub S Holding Corporation and the Subsidiaries have operated, the Business in the ordinary course consistent with past practice. Without limiting the generality of the immediately preceding sentence, since December 31, 2001, except as provided in Section 5.9 of the Sellers' Disclosure Schedule, none of the ZC Companies nor the Company, the Sub S Holding Corporation or any Subsidiary has:

                  (i) amended or otherwise modified its Constituent Documents (except for the documents executed to effect the transactions described in Section 5.2, true, correct and complete copies of which have been delivered to Buyer);

                  (ii) issued or sold, or authorized for issuance or sale, or granted any options or made other agreements, arrangements or understandings of the type referred to in Section 5.3(c) with respect to, any shares of its capital stock or any other of its securities or Interests, or altered any term of any of its outstanding securities or Interests or made any change in its outstanding shares of capital stock or Interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, except in connection with the ZC Consolidation as described in Section 5.2;

                  (iii) mortgaged, pledged or granted any security interest in any of its assets;

                  (iv) increased the compensation or benefits of any of its employees, or independent contractors, except in the ordinary course of business consistent with past practice;

                  (v) adopted or amended any Plan;

                  (vi) terminated or modified any Client Contract or Other Contract, or received any written notice of termination of any Client Contract or Other Contract, except for terminations of Client Contracts or Other Contracts upon their expiration in accordance with their terms, provided, however, that Buyer acknowledges that many of the Company's Contracts are subject to modification in connection with bankruptcy proceedings involving Company clients and that any such modifications shall not be deemed to be Contract modifications for purposes of this Agreement unless such modification is caused by the wrongful action or inaction of any ZC Company, the Company, the Sub S Holding Corporation or any Subsidiary;

                  (vii) incurred or assumed any indebtedness for borrowed money or guaranteed any obligation or the net worth of any Person, except for endorsements of negotiable instruments for collection in the ordinary course of business;

                  (viii) created or suffered to exist any Encumbrance on any material asset, other than Permitted Encumbrances;

                  (ix) sold, transferred, leased to others or otherwise disposed of any assets having a fair market value in excess of $50,000;

                  (x) cancelled, waived or compromised any material debt or claim;

                  (xi) suffered any damage or destruction to or loss of any material tangible properties or assets (whether or not covered by insurance) or suffered any Material Adverse Effect, nor has any event or circumstance occurred that would result in a Material Adverse Effect;

                  (xii) lost the services of any key employee or consultant;

                  (xiii) made any loan or advance to any Person other than travel and other similar routine advances to employees in the ordinary course of business consistent with past practice;

                  (xiv) purchased or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise, except in connection with the ZC Consolidation;

                  (xv) made any capital expenditures or capital additions or betterments;

                  (xvi) changed the method of accounting or the accounting principles or practices, including any policies or practices with respect to the establishment of reserves for work-in-process and accounts receivable, utilized in the preparation of the Financial Statements and the Interim Financial Statements, other than as required by GAAP;

                  (xvii) instituted or settled any litigation or any legal, administrative or arbitration action or proceeding before any court or Governmental Body;

                  (xviii) made any new elections or changed any current elections with respect to its Taxes; or

                  (xix) entered into any agreement or commitment to do any of the foregoing.

                  5.10 Title to Properties; Absence of Encumbrances; Condition

                  (a) Section 5.10(a) of the Sellers' Disclosure Schedule contains a complete list by address of all real property owned, leased, operated or used by the Company, the Sub S Holding Corporation and the Subsidiaries, indicating the nature of the Company's, the Sub S Holding Corporation's or such Subsidiary's interest therein. No condemnation, expropriation, eminent domain or similar proceeding affecting all or any material portion of any such real property is pending or, to the knowledge of any Seller or the Company, the Sub S Holding Corporation or any Subsidiary, threatened.

                  (b) Except as set forth in Section 5.10(b) of the Sellers' Disclosure Schedule, each of the Company, the Sub S Holding Corporation and each Subsidiary has good title to, or a valid leasehold or other interest in, all of the material properties and assets, real and personal, tangible and intangible, it owns, or purports to own, leases or uses in the Business, including those reflected in its books and records, free and clear of any and all Encumbrances, except for

Permitted Encumbrances. Except as set forth in Section 5.10(b) of the Disclosure Schedule, none of such properties or assets leased by the Company, the Sub S Holding Corporation or any Subsidiary is subject to any sublease, sublicense or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such property or any portion thereof.

                  (c) "Permitted Encumbrances" means (i) liens for Taxes not yet due and payable or which are being diligently contested in good faith by appropriate proceedings and as to which appropriate reserves (to the extent required by GAAP) have been established in the books and records of the Company, the Sub S Holding Corporation or the appropriate Subsidiary; (ii) mechanics', materialmen's, carriers', warehousemen's, landlord's and similar liens securing obligations not yet delinquent or which are being diligently contested in good faith by appropriate proceedings and as to which appropriate reserves (to the extent required by GAAP) have been established in the books and records of the Company, the Sub S Holding Corporation or the appropriate Subsidiary; and (iii) Encumbrances on personal property taken by or granted to a Person who, by making advances or incurring an obligation, gives value to enable the Company, the Sub S Holding Corporation or any Subsidiary to acquire rights in or the use of such property, provided that the Encumbrance does not extend to or cover any other property and the total cost to the Company, the Sub S Holding Corporation or any Subsidiary that would be required to discharge such Encumbrance in full does not exceed the value so given by such Person to the Company, the Sub S Holding Corporation or any Subsidiary.

                  (d) The material properties and assets owned, leased or used by the Company, the Sub S Holding Corporation and each Subsidiary in the conduct or operation of its business are in good operating condition and repair, are suitable for the purposes for which they are used and are all of the properties and assets necessary for the conduct and operation of the business of the Company, the Sub S Holding Corporation and the Subsidiaries as currently conducted. The Company, the Sub S Holding Corporation and the Subsidiaries are the sole owner of all properties and assets, including trademarks, utilized in the conduct or operation of the Business, except for properties and assets leased or licensed to the Company pursuant to Contracts listed in Section 5.13 of the Disclosure Schedule or pursuant to Contracts that are not required to be listed in such Section of the Sellers' Disclosure Schedule in accordance with
Section 5.13. The Company, the Sub S Holding Corporation and the Subsidiaries, collectively, own and have good title to all of the properties, assets (whether real or personal, tangible, intangible or mixed), business and operations, including the goodwill, of the ZC Companies.

                  5.11 Intellectual Property.

                  Except as described in Section 5.11 of the Sellers' Disclosure Schedule, there is no ZC Intellectual Property that is material to the conduct of the Business. None of the Sellers or the Company, the Sub S Holding Corporation or any Subsidiary has received any notice of any judicial, administrative or arbitration proceeding instituted against the Company, the Sub S Holding Corporation or any Subsidiary, or of any claim or threatened claim by any Person against the Company, the Sub S Holding Corporation or any Subsidiary, alleging that the conduct of the Business infringes any patent, trademark, trade name, service mark, copyright, trade secret or other proprietary right of any other Person and, to the knowledge of any Seller or the Company, the Sub S Holding Corporation or any Subsidiary, there is no basis for any such proceeding or claim. To the knowledge of any Seller or the Company or any Subsidiary, there is no unauthorized use, infringement or misappropriation of any of the ZC Intellectual Property by any third party, including any current or former employee, other personnel or independent contractor of the Company, the Sub S Holding Corporation or any Subsidiary.

                  5.12 Clients; Identified Prospects; Client Relations.

                  (a) Section 5.12(a) of the Sellers' Disclosure Schedule sets forth a true, correct and complete list of all material clients that any of the ZC Companies, the Company, the Sub S Holding Corporation, any Subsidiary, SFC LLC or any Laidlaw Entity has billed since January 1, 1999 (the "Clients"). All proposals and bids which have been sent to any Persons (the "Identified Prospects") by any ZC Company or the Company, the Sub S Holding Corporation or any Subsidiary with respect to the Business which remain outstanding as of the Closing Date are consistent with the past practice of the Business.

                  (b) Sellers have provided to Buyer a true, correct and complete copy of all outstanding Contracts, including retainer agreements and engagement letters, between the Company, the Sub S Holding Corporation, any Subsidiary, SFC LLC, any Laidlaw Entity and Clients and Identified Prospects (the "Client Contracts"), and all outstanding written proposals or bids by the Company, the Sub S Holding Corporation or any Subsidiary to Clients and Identified Prospects. All of the Client Contracts are in written form and there are no oral Client Contracts. Each of the Client Contracts is listed in Section 5.12(b) of the Sellers' Disclosure Schedule. To the extent any Client Contract requires or is subject to the approval or order of a bankruptcy court (a "Bankruptcy Court Approval"), all such Bankruptcy Court Approvals have been obtained or are pending and Sellers have provided true, complete and correct copies thereof to Buyer, except as described in Section 5.12(b) of Sellers' Disclosure Schedule. To the extent the Company, the Sub S Holding Corporation or any Subsidiary is holding any money or funds as a retainer fee under any Client Contract, if required by law, such retainer fee is held in a separate bank account. The Company, the Sub S Holding Corporation and the Subsidiaries have appropriately recorded a liability in their books and records with respect to such retainer fee. The list of Client Contracts in Section 5.12(b) of the Sellers' Disclosure Schedule indicates under which of the Client Contracts the Company, the Sub S Holding Corporation, any Subsidiary, SFC LLC or any Laidlaw Entity is holding any money or funds as a retainer fee and the amount of such retainer fee.

                  (c) No retainer agreement, engagement letter, proposal, bid or other agreement or arrangement between the Company, the Sub S Holding Corporation or any Subsidiary and any Client or Identified Prospect (i) contains covenants which place restrictions on the Company, the Sub S Holding Corporation or any Subsidiary, including any restriction to engage in any business in any place or to solicit clients or solicit Persons for employment or as independent contractors, except as described in Section 5.12(c) of the Sellers' Disclosure Schedule, or (ii) contains a contingent fee or similar arrangement, except as described in Section 5.12(c) of the Sellers' Disclosure Schedule. Neither the Company, the Sub S Holding Corporation nor any Subsidiary has any arrangement with any Client or Identified Prospect which obligates the Company, the Sub S Holding Corporation or any Subsidiary to provide services for an indeterminate or indefinite period of time or to provide services beyond the date which is one year from the Closing Date and for which the services to be rendered have a value in excess of $100,000, except as described in Section 5.12(c) of the Sellers' Disclosure Schedule.

Nothing has come to the attention of any of the Sellers that has caused such Seller to believe that the relationship between the Company, the Sub S Holding Corporation, any Subsidiary, SFC LLC or any Laidlaw Entity and any Client is unsatisfactory such that it would have a Material Adverse Effect. None of the Sellers or the Company, the Sub S Holding Corporation, any Subsidiary, SFC LLC or any Laidlaw Entity has received any notice (formal or informal) from any Client of an intention to substantially reduce or terminate its relationship with the Company, the Sub S Holding Corporation, any Subsidiary, SFC LLC or any Laidlaw Entity, and neither the Company, the Sub S Holding Corporation, any Subsidiary, SFC LLC nor any Laidlaw Entity has engaged in any material renegotiation of the terms of any Contract with any Client. Except in the ordinary course of business, no client investigation or examination of any account receivable or performance of the Company, the Sub S Holding Corporation, any Subsidiary, SFC LLC or any Laidlaw Entity is currently being conducted by any Person that at any time has been a client of the Company, the Sub S Holding Corporation, any Subsidiary, SFC LLC or any Laidlaw Entity and no such investigation or examination has been threatened to the knowledge of any Seller or the Company, the Sub S Holding Corporation or any Subsidiary. Except as set forth in the "retainer" provision of the Interim Financial Statements or as set forth in Section 5.12(c) of the Sellers' Disclosure Schedule, neither the Company, the Sub S Holding Corporation, any Subsidiary nor SFC LLC has any pre-billed fees for which it has not yet performed the billed work. None of the Sellers or the Company, the Sub S Holding Corporation, any Subsidiary, SFC LLC or any Laidlaw Entity has been advised by any of the ten (10) clients which have produced the most revenue in the current fiscal year (a list of such clients is set forth on Section 5.12(c) of the Sellers' Disclosure Schedule) that such clients intend to terminate business relationships with the Company, the Sub S Holding Corporation, any Subsidiary, SFC LLC or any Laidlaw Entity as a result of the transactions contemplated hereby or otherwise.

                  (d) Subject to any of the terms of any existing Bankruptcy Court Approval, the Client Contracts are legal, valid, binding and in full force and effect and are enforceable by the Company, the Sub S Holding Corporation or a Subsidiary, SFC LLC or any Laidlaw Entity, as the case may be, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity. Except as set forth in Section 5.12(d) of the Sellers' Disclosure Schedule, neither the Company, the Sub S Holding Corporation, any Subsidiary, SFC LLC nor any Laidlaw Entity is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any material Client Contract, and, to the knowledge of any Seller or the Company, the Sub S Holding Corporation or any Subsidiary, no other party to any material Client Contract (with or without the lapse of time or the giving of notice, or both) is in breach of or in default under any such Client Contract.

                  (e) Except as set forth in Section 5.12(e) of the Sellers' Disclosure Schedule, neither the Company, the Sub S Holding Corporation nor any Subsidiary is a party to any contract with a Governmental Body in the U.S. under which the Company, the Sub S Holding Corporation or any Subsidiary is now providing or will provide services related to the Business to such Governmental Body. None of the ZC Companies and neither the Company, the Sub S Holding Corporation nor any Subsidiary has ever been suspended or debarred from bidding on contracts or subcontracts to provide services related to the Business to any Governmental Body in the U.S., nor to the knowledge of any Seller or the Company, the Sub S Holding Corporation or any Subsidiary, has any suspension or debarment action been contemplated, threatened or commenced, in each case relating to any ZC Company, the Company, the Sub S Holding Corporation or any Subsidiary providing services related to the Business to any Governmental Body in the U.S.

                  (f) Buyer understands that the terms of many of the Company's Contracts are subject to the rulings of a bankruptcy court and may be modified, amended or terminated by orders rendered by any such court. This circumstance shall not be deemed to cause the Sellers to be in breach of any of the provisions of this Section 5.12 or Section 5.13 with respect to such Contracts, unless such modification, amendment or termination is caused by the wrongful action or inaction of any ZC Company, the Company, the Sub S Holding Corporation or any Subsidiary.

                  5.13 Contracts.

                  (a) Section 5.13(a) of the Sellers' Disclosure Schedule sets forth a true, correct and complete list of each of the following Contracts to which the Company, the Sub S Holding Corporation or any Subsidiary is a party or by which the Company, the Sub S Holding Corporation or any Subsidiary or its assets or properties are bound (collectively, the "Other Contracts"); provided that Other Contracts shall not include (i) any Contract relating to the provision of professional services by the Company, the Sub S Holding Corporation or any Subsidiary covered in Section 5.12, or (ii) any Contract for goods and services entered into in the ordinary course of business, consistent with past practice, which is terminable on no more than thirty (30) days' notice and involves payments of no more than $10,000 per month or $100,000 in the aggregate:

                  (i) each employment or other similar Contract providing for compensation, severance or a fixed term of employment in respect of services performed by any employee of the Company, the Sub S Holding Corporation or any Subsidiary;

                  (ii) (a) each management, consulting, retainer or other similar type of Contract under which services are provided by any Person to the Company, the Sub S Holding Corporation or any Subsidiary in excess of $100,000 per annum and (b) each Contract for services and supplies provided by any other Person to the Company, the Sub S Holding Corporation or any Subsidiary;

                  (iii) each Contract that restricts in any manner the operation of the Business as presently conducted, including each Contract that restricts the ability of the Company, the Sub S Holding Corporation or any Subsidiary to solicit clients, employees or other service providers;

                  (iv) each Contract with any Seller or Affiliated Person thereof;

                  (v) each lease (as lessor, lessee, sublessor or sublessee) of any real property;

                  (vi) each lease (as lessor, lessee, sublessor or sublessee) of any tangible personal property requiring aggregate payments during its term or any extension or renewal thereof in excess of $100,000;

                  (vii) each license (as licensor, licensee, sublicensor or sublicensee) of any intellectual property rights (other than customary, non-negotiated licenses of commercially available, "packaged, off the shelf" computer software);

                  (viii) each Contract under which any money has been or may be borrowed or loaned, and each note, bond, factoring agreement, indenture or other evidence of indebtedness has been issued or assumed, and each guaranty (including "take-or-pay" and "keepwell" arrangements) of any evidence of indebtedness or other obligation, or of the net worth, of any Person;

                  (ix) each mortgage, deed of trust, security agreement, purchase money agreement, conditional sales contract or capital lease or other Contract that creates an encumbrances on any material property or asset;

                  (x) each partnership, joint venture or similar Contract;

                  (xi) each Contract containing restrictions with respect to the payment of dividends or other distributions in respect of the Company's, the Sub S Holding Corporation's or any Subsidiary's capital stock or other ownership interests;

                  (xii) each Contract to make unpaid capital expenditures in excess of $100,000;

                  (xiii) each Contract containing a change of control or acceleration of performance provision;

                  (xiv) each Contract with respect to any ZC Intellectual Property;

                  (xv) each broker's, finder's or other similar retainer agreement or engagement letter; and

                  (xvi) each other Contract having an indefinite term or a fixed term of more than one (1) year.

True, correct and complete copies of all written Other Contracts required to be disclosed pursuant to this Section 5.13(a) have been previously delivered to Buyer. All of the Other Contracts are in written form and there are no oral Other Contracts.

                  (b) The Other Contracts are legal, valid, binding and in full force and effect and are enforceable by the Company, the Sub S Holding Corporation or a Subsidiary, as the case may be, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity. Except as set forth in Section 5.13(b) of the Sellers' Disclosure Schedule, neither the Company, the Sub S Holding Corporation nor any Subsidiary is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Other Contracts, and, to the knowledge of any Seller, the Company, the Sub S Holding Corporation or any Subsidiary, no other party to any of the Other Contracts is

(with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Other Contracts.

                  5.14 Insurance. All insurance policies currently maintained by the Company, the Sub S Holding Corporation and the Subsidiaries are accurately listed and summarized in Section 5.14 of the Sellers' Disclosure Schedule. Such insurance policies are adequate to insure the Company, the Sub S Holding Corporation and the Subsidiaries against such risks as are customarily insured against by companies in the same or similar business with the same or similar size and scope of operations. Such insurance policies comply in all respects with the requirements of any leases to which the Company, the Sub S Holding Corporation or any Subsidiary is a party, including, without limitation, real property leases. Each such insurance policy is in full force and effect (free from any presently exercisable right of termination on the part of the insurance company issuing such policy prior to the expiration of the term of such policy) and all premiums due and payable in respect thereof have been paid. There are no pending claims with respect to the Company, the Sub S Holding Corporation or any Subsidiary or their properties or assets under any such insurance policy. Neither the Company, the Sub S Holding Corporation nor any Subsidiary has received notice of cancellation or non-renewal of any such policy. Except as set forth in Section 5.14 of Sellers' Disclosure Schedule, the consummation of the transactions contemplated hereby will not give rise to a right of termination of any such policy by the insurance company issuing the same prior to the expiration of the term of such policy.

                  5.15 Litigation. Except as set forth in Section 5.15 of the Sellers' Disclosure Schedule, there is no lawsuit, governmental investigation or legal, administrative or arbitration action or proceeding pending or, to the knowledge of any Seller or the Company, the Sub S Holding Corporation or any Subsidiary, threatened against any ZC Company, the Company, the Sub S Holding Corporation, any Subsidiary, SFC LLC or any Laidlaw Entity or any of their respective properties or assets, or any director, manager, officer or employee of any ZC Company, the Company, the Sub S Holding Corporation, any Subsidiary, SFC LLC or any Laidlaw Entity, in his or her capacity as such, nor, to the knowledge of any Seller or the Company, the Sub S Holding Corporation or any Subsidiary, is there any basis for any action for negligence against the Company, the Sub S Holding Corporation or any Subsidiary that would have a Material Adverse Effect. Neither any ZC Company nor the Company, the Sub S Holding Corporation nor any Subsidiary is identified as a party subject to any restrictions or limitations under any judgment, order, decree, writ, injunction or License of any Governmental Body.

                  5.16 Licenses. Section 5.16 of the Sellers' Disclosure Schedule sets forth a true, correct and complete list of all approvals, permits, certificates, qualifications, authorizations, licenses, franchises, consents, orders and registrations of all U.S. federal, state and local, and all foreign national, state and local, governmental or regulatory agencies and authorities and any other Governmental Bodies necessary for the conduct of the Business, the absence of which would have a Material Adverse Effect (collectively the "Licenses"). Except as set forth in Section 5.16 of the Sellers' Disclosure Schedule, the Licenses are valid and in full force and effect. None of the Licenses will be terminated or become terminable as a result of the consummation of the transactions contemplated hereby.

                  5.17 Members, Partners, Principals, Employees and Independent Contractors. Section 5.17 of the Sellers' Disclosure Schedule sets forth a true, correct and complete list of all stockholders, members, partners, principals, directors, officers, managers, employees and independent contractors of (a) the Company, the Sub S Holding Corporation and the Subsidiaries as of the date hereof, and (b) with respect to each such stockholders, member, partner, principal, director, officer, manager, employee and independent contractor, (i) the total compensation (including salary, bonus and other incentive compensation) received by such stockholders, member, partner, principal, director, officer, manager, employee and independent contractor in the year ended December 31, 2001, such principal's, director's, officer's, employee's, manager's and independent contractor's current compensation, (ii) the total number of hours billed and billing rates of such stockholders, member, partner, principal, director, officer, manager, employee and independent contractor in the year ended December 31, 2001 and in the six (6) months ended June 30, 2002,
(iii) the number of years of continuous service of such principal, director, officer, manager and employee, and (iv) the period of service of such independent contractor. As of the Closing Date, no principal, officer or manager of the Company, the Sub S Holding Corporation or any Subsidiary is on a leave of absence.

                  5.18 Employee Benefit Plans; ERISA.

                  (a) Section 5.18 of the Sellers' Disclosure Schedule sets forth a true, correct and complete list of all employee benefit plans, programs, policies and arrangements, whether written or unwritten and whether or not governed by the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Plans"), that any of the ZC Companies, the Company, the Sub S Holding Corporation, any Subsidiary or any other corporation or business which is now or at the relevant time was a member of a controlled group of companies or trades or businesses including the Company, the Sub S Holding Corporation any Subsidiary or any of the ZC Companies, within the meaning of section 414 of the Code, maintain or have maintained on behalf of current or former members, partners, principals, directors, officers, managers, employees, consultants or other personnel.

                  (b) There has been no prohibited transaction within the meaning of Section 406 of ERISA, or Section 4975 of the Code, with respect to any of the Plans; (ii) none of the Plans is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA; and (iv) each of the Plans has been operated and administered in all material respects in accordance with both its terms (including the provisions of any related insurance policy) and all applicable Laws, including ERISA. There are no actions, suits or claims pending or threatened (other than routine claims for benefits), whether by participants, the IRS, the Department of Labor or otherwise, with respect to any Plan and no facts exist under which any such actions, suits or claims are likely to be brought or under which the Company, the Sub S Holding Corporation, any Subsidiary or any of the ZC Companies could incur any liability with respect to a Plan other than in the ordinary course. None of the Plans is or was a multiemployer plan within the meaning of Section 3(37) of ERISA.

                  (c) None of the Company, the Sub S Holding Corporation, any Subsidiary or any of the ZC Companies has announced, proposed or agreed to any change in benefits under any Plan or the establishment of any new Plan. There have been no changes in the operation or interpretation of any Plan since the most recent annual report, which would have any material effect on the cost of operating, maintaining or providing benefits under such Plan.

                  (d) None of the Company, the Sub S Holding Corporation, any Subsidiary or any of the ZC Companies has incurred any liability for the misclassification of employees as leased employees or independent contractors.

                  (e) Except as provided for in this Agreement and in the other Transaction Documents, the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not (i) result in any individual becoming entitled to any increase in the amount of compensation or benefits or any additional payment from the Company, the Sub S Holding Corporation, any Subsidiary or the ZC Companies (including, without limitation, severance, golden parachute or bonus payments or otherwise), or (ii) accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any individual.

                  (f) No Plan provides benefits to any non-U.S. employees.

                  5.19 Compliance with Laws. The ZC Companies did operate, and the Company, the Sub S Holding Corporation and the Subsidiaries have operated, the Business in compliance in all material respects with all applicable Laws, including Environmental Laws. Neither any of the ZC Companies nor the Company, the Sub S Holding Corporation nor any Subsidiary is a party to any pending judicial or administrative proceeding and no such proceeding is, to the knowledge of any Seller or the Company, the Sub S Holding Corporation or any Subsidiary, threatened against the Company, the Sub S Holding Corporation, any Subsidiary or any of their respective predecessors alleging the violation of any Law, including any Environmental Law, and no notice from any Governmental Body or other Person has been provided to any of the ZC Companies or the Company, the Sub S Holding Corporation or any Subsidiary claiming any violation of Law, including any Environmental Law, or calling attention to the need for any investigation or remedial action in connection with any real property owned, leased, operated or used by the Company, the Sub S Holding Corporation or any Subsidiary.

                  5.20 Bank Accounts and Powers of Attorney. Section 5.20 of the Sellers' Disclosure Schedule sets forth the name of each bank in which the Company, the Sub S Holding Corporation or any Subsidiary has an account, lock box or safe deposit box, the number of each such account, lock box and safe deposit box and the names of all Persons authorized to draw thereon or have access thereto. Except as set forth in Section 5.20 of the Disclosure Schedule, no Person holds any power of attorney from the Company, the Sub S Holding Corporation or any Subsidiary.

                   5.21 Books and Records. The books of account, stock books and other records of the ZC Companies and the Company, the Sub S Holding Corporation and the Subsidiaries that have been made available to Buyer are true, correct and complete in all material respects. Except as disclosed in Section 5.21 of the Sellers' Disclosure Schedule, the minute books of the ZC Companies and the Company, the Sub S Holding Corporation and the Subsidiaries contain true, correct and complete records in all material respects, as applicable, of all meetings held of, and corporate action taken by, the shareholders, members, the boards of directors or managers and committees of the boards of directors or managers of the ZC Companies and the Company, the Sub S Holding Corporation and the Subsidiaries. At the Closing, all of those books and records will be in the possession of Buyer.

                  5.22 Transactions with Related Parties. Except for (i) employment relationships between the ZC Companies or the Company and employees of the ZC Companies or the Company, (ii) remuneration by the ZC Companies or the Company for services rendered as a director, officer, employee or manager, (iii) the Services Agreements, and (iv) as set forth in Section 5.22 of the Sellers' Disclosure Schedule, (a) since January 1, 2000 none of the ZC Companies or the Company, the Sub S Holding Corporation or any Subsidiary has, in the ordinary course of business or otherwise, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, any Seller, any trustee or beneficiary of any Seller, any spouse of any Seller or any immediate family member of any Seller or the spouse of such family member, or any other Person (other than any of the ZC Companies or the Company) that, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with the Company or any Seller, any trustee or beneficiary of any Seller any spouse of any Seller or any immediate family member of any Seller or the spouse of such family member (each of the Persons described in this clause (a) being referred to herein as an "Affiliated Person"); (b) the Company does not owe any amount to any Affiliated Person and neither does any Subsidiary; and (c) no Affiliated Person owes any amount to the Company or any Subsidiary; and (d) no part of the property or assets of any Affiliated Person is used by the Company or any Subsidiary in the conduct or operation of the Business.

                  5.23 Absence of Certain Business Practices. None of the Sellers nor any of the ZC Companies or the Company, the Sub S Holding Corporation, any Subsidiary, SFC LLC or any Laidlaw Entity or any of the directors, officers or managers of any of the ZC Companies or the Company, the Sub S Holding Corporation, any Subsidiary, SFC LLC or any Laidlaw Entity nor, to the knowledge of any Seller or the Company, the Sub S Holding Corporation or any Subsidiary, any of the Company's employees or agents, or the employees or agents or any other Person associated with or acting for or on behalf of any of them, has directly or indirectly (a) made any contribution or gift, which contribution or gift is in violation of any applicable Law, (b) made any bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of any of the ZC Companies or the Company, the Sub S Holding Corporation, any Subsidiary, SFC LLC or any Laidlaw Entity, or any Affiliate thereof, or (iv) in violation of any Law, or (c) established or maintained any fund or asset that has not been properly recorded in the books and records of the ZC Companies or the Company, the Sub S Holding Corporation, the Subsidiaries, SFC LLC or any Laidlaw Entity.

                  5.24 Catalyst Equity Fund. True, correct and complete copies of (a) the limited partnership agreement of Catalyst Equity Fund, L.P. ("Catalyst I") and all material amendments thereto, (b) any current management agreement to which Catalyst I is a party, and (c) current any investment guidelines or policies of Catalyst I have been delivered to Buyer. Catalyst I and any successor funds sponsored by the Designated Principals are referred to herein as "Catalyst."

Catalyst I does not have any investments in any Person that is a client of Buyer, the Company, the Sub S Holding Corporation or any of the Subsidiaries.

                  5.25 Brokers and Finders. No broker, finder or investment advisor has been engaged by any Seller or any ZC Company or the Company, the Sub S Holding Corporation or any Subsidiary in connection with the transactions contemplated hereby.

                  5.26 Restrictions on Business Activities. There is no judgment, order, decree, writ or injunction binding upon any Seller or the Company, the Sub S Holding Corporation, any Subsidiary, SFC LLC or any Laidlaw Entity or, to the knowledge of any Seller or the Company, the Sub S Holding Corporation or any Subsidiary, threatened that has or could prohibit or impair the conduct of the Business by the Company, the Sub S Holding Corporation, any Subsidiary, SFC LLC or any Laidlaw Entity as currently conducted or any business practice of the Company, the Sub S Holding Corporation, any Subsidiary, SFC LLC or any Laidlaw Entity, including the acquisition of property, the provision of services, the hiring of employees or the solicitation of clients, in each case either individually or in the aggregate.

                  5.27 Disclosure.

                  (a) No representation or warranty by Sellers in this Agreement, nor in any certificate, Schedule or Exhibit delivered or to be delivered pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. To the knowledge of any Seller or the Company, the Sub S Holding Corporation or any Subsidiary, there is no information concerning the ZC Companies, the Company, the Sub S Holding Corporation, the Subsidiaries, SFC LLC, the Laidlaw Entities or the Business which has not heretofore been disclosed to Buyer which is reasonably expected to have a Material Adverse Effect.

                  (b) The Company Information to be furnished to Buyer pursuant to Section 7.9 is true, complete and correct and will not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

                  5.28 SFC LLC and the Laidlaw Entities.

                  (a) Stephen Forbes Cooper LLC, a limited liability company organized under the laws of New Jersey ("SFC LLC"), is duly organized, validly existing and in good standing under the laws of New Jersey and has full company power and authority to own its properties and to carry on its business as it is organized validly existing and in good standing under the laws of New Jersey and has full corporate power and authority to own its properties and to carry on its business as it is now being conducted. True, correct and complete copies of (i) the Constituent Documents of SFC LLC and each Laidlaw Entity and all amendments thereto and (ii) the Services Agreements have been delivered to Buyer.

                  (b) Neither the execution and delivery by the Sellers of this Agreement and the other Transaction Documents to which they are a party or by SFC LLC or any Laidlaw Entity of its respective Services Agreement or the amended or restated operating agreement of SFC LLC dated as of September 4, 2002, or the amended and restated Constituent Documents of such

Laidlaw Entity (dated as of September 4, 2002, with respect to each Laidlaw Entity) nor the consummation by Sellers, SFC LLC or any Laidlaw Entity of the transactions contemplated hereby and thereby, does or will (a) conflict with or violate the Constituent Documents or resolutions of the directors or members of SFC LLC or the stockholders or directors of the Laidlaw Entities or (b) conflict with, violate, result in the breach of any term of, result in the acceleration of performance of any obligation under, constitute a default under, require the consent or approval of or any notice to or filing with any third party or Governmental Body, or create an Encumbrance on any of the ownership interests or properties or assets of SFC LLC or any Laidlaw Entity under, (i) any note, mortgage, deed of trust, lease or other material Contract to which SFC LLC or any Laidlaw Entity is a party or by which SFC LLC or any Laidlaw Entity or any of their respective properties or assets is bound, or (ii) any Law, judgment, order, decree, writ, injunction or License of any Governmental Body having jurisdiction over SFC LLC or any Laidlaw Entity or their respective properties or assets.

                  (c) Each Services Agreement is in full force and effect and there is no notice that SFC LLC or any Laidlaw Entity does not intend to honor its obligations under its respective Services Agreement. Each Services Agreement is a valid and binding agreement of SFC LLC and the Laidlaw Entity, that is a party thereto, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity.

                  (d) Neither SFC LLC nor any Laidlaw Entity has any material liabilities of any kind, whether absolute, accrued, contingent or otherwise, other than liabilities arising under the Services Agreement to which it is a party. SFC LLC and each Laidlaw Entity has operated its business and conducted its operations in compliance in all material respects with all applicable Laws and none of them is a party to any pending judicial or administrative proceeding and no such proceeding is, to the knowledge of any Seller or the Company, the Sub S Holding Corporation or any Subsidiary, threatened alleging the violation of any Law.

                  5.29 Members/Owners of ZC Acquisition, LLC. Each member of the Other Seller or owner of Interests in the Other Seller is an Accredited Investor and has such knowledge, skill and experience in financial, investment and business matters to be capable of evaluating the merits and risks of an investment in the Acquired Stock, to make an informed decision relating thereto and to protect his or her own interests in connection with the transactions contemplated hereby. Each member of the Other Seller or owner of Interests in the Other Seller has been furnished with a copy of the Form 10-K, the Forms 10-Q and the S-4 Prospectus.


                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to each of the Sellers as follows:

                  6.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has full corporate power and authority to own its properties and to carry on its business as it is now being conducted.

Buyer is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of the business done or the property owned, leased or operated by it requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. True, correct and complete copies of the Constituent Documents of Buyer and all amendments thereto have been delivered to the Designated Principals.

                  6.2 Capitalization. Buyer is authorized to issue 100,000,000 shares of Buyer Common Stock, of which 30,614,402 shares were issued and outstanding as of August 31, 2002, and 5,000,000 shares of preferred stock, issuable in series, of which no shares are issued or outstanding. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and are validly issued and outstanding, fully paid and non-assessable. On January 15, 2003, Buyer shall transfer to, and Sellers will own, and have good and valid title to, all of the Defined Closing Stock, free and clear of any and all Encumbrances, except for Encumbrances placed thereon by Sellers or Persons claiming by, through or under Sellers.

                  6.3 Authorization. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party have been duly authorized by all necessary corporate action required on the part of Buyer. This Agreement and the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and each constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity.

                  6.4 No Conflicts; Consents. Neither the execution and delivery by Buyer of this Agreement or any of the Transaction Documents to which Buyer is a party nor the consummation by Buyer of the transactions contemplated hereby or thereby does (a) conflict with or violate the Constituent Documents of Buyer, or
(b) conflict with, violate, result in the breach of any term of, constitute a default under or require (other than a filing under the HSR Act) the consent or approval of or any notice to or filing with any Person under, any note, mortgage, deed of trust or other Contract to which Buyer is a party or by which Buyer is bound, or any Law, order, decree, writ or injunction of any Governmental Body having jurisdiction over Buyer, except with respect to clause
(b) where such conflict, violation, breach or default, or the failure to obtain such consent or approval, give such notice or make such filing, would not materially adversely impair the ability of Buyer to consummate the transactions contemplated hereby or thereby.

                  6.5 Litigation. No lawsuit, governmental investigation or legal, administrative or arbitration action or proceeding is pending or, to the knowledge of Buyer, threatened against Buyer, or any director, officer or employee of Buyer in his or her capacity as such, which questions the validity of this Agreement or any other Transaction Document to which Buyer is a party or seeks to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby or thereby.

                  6.6 Reporting Company Status. The Buyer Common Stock is registered as a class under Section 12(g) of the Exchange Act and is currently admitted for quotation on the Nasdaq National Market of the Nasdaq Stock Market, Inc. ("Nasdaq"). Since June 30, 2001,

Buyer has timely filed all reports required to be filed pursuant to Section 13(a) of the Exchange Act and is eligible to file a Registration Statement under the Securities Act on Form S-3. Buyer has furnished each Seller with a true, correct and complete copy (without exhibits) of the Form 10-K, the Forms 10-Q and the S-4 Prospectus. The Form 10-K, the Forms 10-Q and the S-4 Prospectus, as of their respective filing dates, complied as to form in all material respects with the Exchange Act and the Securities Act, as applicable, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  6.7 Financial Statements. The financial statements of Buyer included in the Form 10-K and the Forms 10-Q have been prepared from the books and records of Buyer, in accordance with GAAP, and fairly present in all material respects the financial condition of Buyer, as at their respective dates, and the results of its operations and cash flows for the periods covered thereby. Since December 31, 2001, there has been no material adverse change in the business, operations, assets, financial condition, liabilities or results of operations of Buyer, except that Buyer has borrowed an amount equal to the Cash Consideration.

                  6.8 Brokers and Finders. Except as set forth in Section 6.8 of the Buyer Disclosure Schedule, no broker, finder or financial advisor has been engaged by Buyer or any of its subsidiaries in connection with the transactions contemplated by this Agreement.

                  6.9 Investment Intent. Buyer is an Accredited Investor and is acquiring the Company Interests for its own account and for investment purposes and not with a view to the sale or other distribution of any of the Company Interests in a transaction that would violate the registration requirements of the Securities Act.

                  6.10 Absence of Certain Changes. Except as disclosed in periodic reports filed by Buyer with the SEC under the Exchange Act, since December 31, 2001, Buyer and its subsidiaries, taken as a whole, have operated their businesses in the ordinary course consistent with past practice.

                  6.11 Intellectual Property. Except as described in Section
6.11 of the Buyer's Disclosure Schedule, there is no Buyer intellectual property that is material to the conduct of its business. Neither Buyer nor its subsidiaries has received any notice of any judicial, administrative or arbitration proceeding instituted against Buyer or any subsidiary, or of any claim or threatened claim by any Person against Buyer or any subsidiary, alleging that the conduct of its business infringes any patent, trademark, trade name, service mark, copyright, trade secret or other proprietary right of any other Person. To the knowledge of Buyer or any of its subsidiaries, there is no unauthorized use, infringement or misappropriation of any of Buyer's material intellectual property by any third party, including any current or former employee, other personnel or independent contractor of Buyer or any of its subsidiaries.

                  6.12 Compliance with Laws. Buyer and its subsidiaries have operated their businesses in compliance with all applicable Laws, including Environmental Laws and ERISA, except where the failure to be in such compliance would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect, neither Buyer nor any of its subsidiaries is a party to any pending judicial or administrative proceeding and no such proceeding is, to the knowledge of Buyer, threatened against the Buyer or any of its predecessors or any of its subsidiaries or any of its predecessors alleging the violation of any Law, including any Environmental Law or ERISA, and no notice from any Governmental Body or other Person has been provided to Buyer claiming any violation of Law, including any Environmental Law or ERISA, or calling attention to the need for any investigation or remedial action in connection with any real property owned, leased, operated or used by the Buyer or any of its subsidiaries.

                  6.13 Taxes.

                  (a) Except as set forth in Section 6.13 of the Buyer's Disclosure Schedule, all Returns that are due by any of Buyer or any of its material subsidiaries for periods ending on or prior to the Closing Date have been filed, or a valid request for extension has been filed with respect thereto, on a timely basis (including any extensions) with the appropriate governmental agencies in all jurisdictions in which such Returns are required to be filed, except where the failure to file such Returns would not have a Material Adverse Effect. Except as set forth in Section 6.13 of Buyer's Disclosure Schedule, all Taxes due and payable by any of Buyer or any of its subsidiaries on or prior to the Closing Date have been or will be paid on a timely basis, except when the failure to make such payment would not have a Material Adverse Effect. Except as set forth on Schedule 6.13 of the Buyer's Disclosure Schedule, neither the Buyer nor any of its material subsidiaries is currently the beneficiary of any extension of time within which to file any Return.

                  (b) No written claim has ever been made by an authority in a jurisdiction where the Buyer or any of its material subsidiaries does not file Returns that it is or may be subject to taxation by that jurisdiction, and neither the Buyer nor any of its material subsidiaries has received any notice, or request for information, from any such authority.

                  (c) Buyer and its material subsidiaries have complied (and until the Closing will comply) with all applicable laws relating to the payment and withholding of Taxes (including withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any other laws) and, within the time and in the manner prescribed by law, has withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required.

                  (d) No waivers of statutes of limitations have been given or requested in writing with respect to Buyer or any of its material subsidiaries.


                   6.14 Absence of Certain Business Practices. Except as would not have a Material Adverse Effect, neither Buyer nor any of its subsidiaries or any of the directors, officers or managers of any of Buyer or any of its subsidiaries nor, to the knowledge of Buyer, any of Buyer's employees or agents, or the employees or agents or any other Person associated with or acting for or on behalf of any of them, has directly or indirectly (a) made any contribution or gift, which contribution or gift is in violation of any applicable Law, (b) made any bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of any of Buyer or any of its subsidiaries, or any Affiliate thereof, or (iv) in violation of any Law, or (c) established or maintained any fund or asset that has not been properly recorded in the books and records of the Buyer or its subsidiaries.

                   6.15 Restrictions on Business Activities. There is no judgment, order, decree, writ or injunction binding upon Buyer or any of its subsidiaries or, to the knowledge of Buyer, threatened that has or could prohibit or impair the conduct of their respective businesses as currently conducted or any business practice of Buyer or any of its subsidiaries, including the acquisition of property, the provision of services, the hiring of employees or the solicitation of clients, in each case either individually or in the aggregate.

                   6.16 Disclosure. No representation or warranty by Buyer in this Agreement, nor in any certificate, Schedule or Exhibit delivered or to be delivered pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. To the knowledge of Buyer, there is no information concerning Buyer and its subsidiaries or their respective businesses which has not heretofore been disclosed to the Designated Principals which is reasonably expected to have a Material Adverse Effect.

                                   ARTICLE VII

                              COVENANTS OF SELLERS

                  Sellers hereby covenant and agree as follows:

                   7.1 Certain Filings. Sellers shall make or cause the Company to make all filings with Governmental Bodies that are required to be made by Sellers or by the Company or Sub S Holding Corporation to carry out the transactions contemplated by this Agreement, including as required under the HSR Act. Sellers agree to assist, and to cause the Company to assist, Buyer in making all such filings, applications and notices as may be necessary or desirable in order to obtain the authorization, approval or consent of any Governmental Body which reasonably may be required or which Buyer reasonably may request in connection with the consummation of the transactions contemplated hereby, including as required under the HSR Act. After the ZC Consolidation, Sellers shall make a valid election under Section 754 of the Code with respect to the LLC Subsidiaries in the manner prescribed under Treasury Regulation
Section 1.754-1.

                   7.2 Consents and Approvals. Sellers agree to use their commercially reasonable efforts to obtain, and to cause the Company and the Sub S Holding Corporation to obtain, prior to the Closing, all consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated hereby.

                   7.3 Resignation of Directors. At the Closing, Sellers shall cause each of the managers, directors and officers of the Company, the Sub S Holding Corporation and the Subsidiaries to deliver written resignations, and Buyer shall be entitled to elect the managers and directors of the Company, the Sub S Holding Corporation and the Subsidiaries.

                   7.4 Affiliate Loans. At or prior to the Closing, Sellers shall repay, and shall cause any and all Affiliated Persons (other than the Company, the Sub S Holding Corporation and the Subsidiaries) to repay, any loans owing to the Company, the Sub S Holding Corporation and the Subsidiaries.

                   7.5 Further Assurances. Sellers shall execute and deliver, and to cause the Company, the Sub S Holding Corporation and the Subsidiaries to execute and deliver, such additional documents and instruments, and to perform such additional acts, as Buyer reasonably may request to effectuate or carry out and perform all the terms, provisions and conditions of this Agreement and the transactions contemplated hereby and to effectuate the intent and purposes hereof.

                   7.6 Key-Man Insurance. The Designated Principals shall use their best efforts to assist Buyer or the Company to obtain Key-man insurance on the lives of the Designated Principals in the amounts set forth in Schedule D and otherwise on commercially reasonable terms in Buyer's sole discretion.

                   7.7 Termination of Lines of Credit. At or prior to the Closing, Sellers shall cause (i) the WMCA Loan and Security Agreement No. 721-07J70 between ZC LLC and Merrill Lynch Business Financial Services Inc. ("MLBFS") dated December 4, 2001, (ii) the guaranty by the Company and any Subsidiary of the obligations of C. Flair LLC (f.k.a. ZC Transportation LLC under the WMCA Reducing Revolver Loan Agreement No. 721-07J53 between C. Flair LLC, ZC LLC and MLFBS dated June 6, 2001, and (iii) any other lines of credit, indebtedness for borrowed money or guarantees thereof of the Company, the Sub S Holding Corporation and the Subsidiaries to be terminated and be of no force and effect and there shall be no obligation or liability of the ZC Companies, or the Company, the Sub S Holding Corporation or any of the Subsidiaries in relation to the foregoing.

                  7.8 Notification of Certain Matters. Promptly after obtaining knowledge thereof, Sellers shall notify Buyer in writing of (a) the occurrence or non-occurrence of any fact or event which causes or could cause (i) any representation or warranty of Sellers contained in this Agreement to be untrue, incorrect or incomplete in any material respect at any time or (ii) any covenant, condition or agreement of Sellers in this Agreement not to be performed, complied with or satisfied in any material respect, and (b) any failure of Sellers to perform, comply with or satisfy any covenant, condition or agreement to be performed, complied with or satisfied by Sellers hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of Sellers, or the right of Buyer to rely thereon. Sellers shall give prompt notice in writing to Buyer of any notice or other communication from any third party alleging that the consent of such third party is or may be required to be obtained by Sellers or the Company or any Subsidiary in connection with the transactions contemplated by this Agreement.

                   7.9 Company Information. At or prior to the Closing, and thereafter upon Buyer's request, Sellers will furnish any and all information about the Company, the Sub S Holding Corporation, the Subsidiaries, SFC LLC, the Laidlaw Entities and the ZC Companies relating to periods ending on or prior to the Closing Date (collectively, "Company Information"), including, but not limited to, company descriptions and financial information, that Buyer may reasonably request in connection with any report or registration statement that Buyer is required to file with the SEC under the Exchange Act or the Securities Act (each, a "Buyer SEC Filing") in connection with or as a result of the consummation of the transactions contemplated hereby, and shall cause the Company Auditor to provide Buyer with a consent of the Company Auditor to the inclusion of the Financial Statements and its audit opinion with respect thereto in any Buyer SEC Filing (the "Auditor Opinion Consent").

                   7.10 SFC LLC and the Laidlaw Entities. Sellers will cause SFC LLC and each Laidlaw Entity to fulfill its obligations under its respective Services Agreement for the term thereof and to comply with the terms of its Constituent Documents. The Sellers will not amend or otherwise modify any of the Constituent Documents of SFC LLC or any Laidlaw Entity without the express prior written consent of Buyer.

                   7.11 Employee Arbitration and Litigation. The Designated Principals shall pay any and all costs and expenses, including fees and disbursements of counsel, in connection with the prosecution and defense of the Employee Arbitration and Litigation and shall be responsible for and pay any judgment against the Company, or settlement, arising out of the Employee Arbitration and Litigation.

                                  ARTICLE VIII

                               COVENANTS OF BUYER

                  Buyer hereby covenants and agrees as follows:

                   8.1 Certain Filings. Buyer agrees to make or cause to be made all filings with Governmental Bodies that are required to be made by Buyer to carry out the transactions contemplated by this Agreement, including as required under the HSR Act. Buyer agrees to assist Sellers in making all such filings, applications and notices as may be necessary or desirable in order to obtain the authorization, approval or consent of any Governmental Body which reasonably may be required or which Sellers reasonably may request in connection with the consummation of the transactions contemplated hereby, including as required under the HSR Act.

                   8.2 Lease Deposits. Within ten (10) Business Days after Closing, Buyer agrees to replace all letters of credit posted by the Company or the Sellers as lease deposits on real estate and personal property leased in connection with the Business, which letters of credit and lease deposit are described in all material respects in Section 8.2 of the Sellers' Disclosure Schedule.

                   8.3 Further Assurances. Buyer agrees to execute and deliver such additional documents and instruments, and to perform such additional acts, as Sellers reasonably may request to effectuate or carry out and perform all the terms, provisions and conditions of this Agreement and the transactions contemplated hereby and to effectuate the intent and purposes hereof.

                   8.4     Employee Benefits.

                  (a) Commencing on the Closing Date and through December 31, 2006, Buyer shall provide or shall cause the Company, the Sub S Holding Corporation or any applicable

Subsidiary to provide those persons, other than Designated Principals and Other Principals, who, immediately prior to the Closing Date, were employees of the Company, the Sub S Holding Corporation or any Subsidiary ("Retained Employees") with:

                           (i) base salaries at the levels in effect for such Retained Employees as at July 1, 2002, subject to any increases for contractual or annual reviews to which they were entitled on that date, such increases to be agreed to by Buyer prior to their implementation;

                           (ii) incentive compensation on the same basis as it was paid by the ZC Companies for the year ended December 31, 2001. For calendar years commencing on January 1, 2007, the Retained Employees who remain employees of the Company will participate in a bonus plan that will be specifically developed by Buyer in its reasonable discretion that takes into account the operating characteristics of the Business; and

                           (iii) employee welfare and retirement plans and programs that provide benefits that are, in the aggregate, comparable to either (x) those provided to such Retained Employees immediately prior to the Closing Date or (y) those offered to similarly situated employees of Buyer.

                  (b) In addition to the foregoing, Buyer shall recognize the service of the Retained Employees with the Company, the Sub S Holding Corporation and the Subsidiaries and their respective predecessors prior to the Closing Date for purposes of eligibility and vesting under such employee welfare and retirement plans and programs. It is expressly agreed that the provisions of this Section 8.4 are not intended to be for the benefit of or otherwise be enforceable by any third party, including, without limitation, any Retained Employee or employee organization. Nothing herein shall prevent Buyer or the Company, the Sub S Holding Corporation or any Subsidiary from amending or modifying any employee benefit plan, program or arrangement in any respect (in accordance with its terms and applicable Law) or terminating or modifying the terms and conditions of employment of any particular Retained Employee or any other person.

                   8.5 Notification of Certain Matters. Promptly after obtaining knowledge thereof, Buyer shall notify the Designated Principals of (a) the occurrence or non-occurrence of any fact or event which causes or would be reasonably likely to cause (i) any representation or warranty of Buyer contained in this Agreement to be untrue, incorrect or incomplete in any material respect or (ii) to cause any covenant, condition or agreement of Buyer in this Agreement not to be performed, complied with or satisfied in any material respect and (b) any failure of Buyer to perform, comply with or satisfy any covenant, condition or agreement to be performed, complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of Buyer or Sellers' right to rely thereon.

                   8.6 Accrual Reserves. Within thirty (30) days after the first anniversary of the Closing Date, Buyer, shall cause the Company to determine the amount of the reserves on the Effective Date Balance Sheet for vacation pay and stay/termination bonus obligations that remain unpaid and shall cause to the Company to pay such amount to the Designated Principals.

                   8.7 Payment of Awards in Employee Arbitration and Litigation. Buyer shall cause the Company promptly to pay to the Designated Principals any amounts awarded to and received by the Company as a judgment or in settlement of the Employee Arbitration and Litigation.

                                   ARTICLE IX

                            CERTAIN OTHER AGREEMENTS

                  The parties hereby further covenant and agree as follows:

                   9.1     Non-Competition and Non-Solicitation.

                  (a) General. The Designated Principals acknowledge that Buyer would not consummate the transactions contemplated by this Agreement without the assurance that the Designated Principals will not engage in any of, the activities prohibited by this Section 9.1 for the periods set forth below. The Designated Principals agree to restrict their actions as provided for in this
Section 9.1. The Designated Principals further acknowledge that the scope and duration of the restrictions set forth in this Section 9.1 are reasonable in light of the specific nature and duration of the transactions contemplated by this Agreement and the payments the Designated Principals are receiving pursuant to the terms of this Agreement, which payments benefit the Designated Principals directly.

                  (b) Follow-On Acquisitions. Buyer agrees that, after the Closing Date, all activities of Buyer and its Affiliates in the distressed workout/bankruptcy area (including any acquisitions of unrelated entities engaged in the Business or a closely related field) ("Related Business") will be conducted through the Company or the division of Buyer operating the Company Business. In addition, Buyer agrees that the operating profit of any Related Business acquired after the Closing Date shall be included in the Operating Profit of the Company for purposes of determining (i) the amount of any incentive compensation earned by the Sellers, and (ii) whether the Company has achieved sufficient Target Operating Profit to earn the Installment Payments; provided, however, that the Target Operating Profit shall be increased by an amount equal to the operating profit of any Related Business acquired after the Closing Date for last twelve (12) months prior to such acquisition, unless the Designated Sellers and Buyers shall otherwise agree or unless the Designated Principals object to such increase, in which event the Target Operating Profit shall not be so increased and the earnings of such Related Business shall not be included in the Operating Profit of the Company for any purpose described in clause (i) or (ii) of this Section 9.1(b).

                  (c) Noncompetition. The Designated Principals acknowledge and recognize the highly competitive nature of the Business and that the Designated Principals' positions with the ZC Companies, the Company and the Subsidiaries and access to the ZC Companies', the Company's, the Sub S Holding Corporation's and the Subsidiaries' confidential records and proprietary information render the Designated Principals special and unique. In consideration of the payment to the Designated Principals of amounts in connection with the sale of the Company Interests owned by the Designated Principals pursuant to this Agreement, each of the Designated Principals agrees that for a period of five (5) years after the Closing Date, such Designated

Principal will not, directly or indirectly (as defined below), compete with any business the Company, the Sub S Holding Corporation or any Subsidiary is conducting on the Closing Date or which is then covered in a written proposal or business plan in any place where the Company, the Sub S Holding Corporation or any Subsidiary does business at the time such Designated Principal seeks to engage in such business. The covenants contained in this Section 9.1(c) and in Sections 9.1(d) and (e) are independent of any similar covenant contained in any Employment Agreement and shall survive and remain in full force and effect in accordance with their terms notwithstanding a termination of such Employment Agreement for any reason whatsoever; provided, however, that in the event that a Designated Principal's Employment Agreement is terminated by the Company without "Cause" (as such term is defined in Section 5(c) of the Employment Agreement) pursuant to Section 5(d) of the Employment Agreement or by a Designated Principal for "Good Reason" pursuant to Section 5(e) thereof, the provisions of this Section 9.1(c) with respect to such Designated Principal shall terminate on the date that is two (2) years from the date of termination of such Designated Principal's Employment Agreement, but in no event later than the last day of the "Covered Time" under such Employment Agreement (as such term is defined in Section 7(a)(vii) thereof).

                  (d) Nonsolicitation. In further consideration of the payments made in connection with the sale of the Company Interests owned by the Designated Principals pursuant to this Agreement, each of the Designated Principals agrees that for a period of five (5) years after the Closing Date, except in connection with the conduct of the Business by the Company, the Sub S Holding Corporation or any Subsidiary, he shall not, (a) directly or indirectly solicit or attempt to solicit or participate in the solicitation of or otherwise advise or encourage any director, officer, manager, employee, independent contractor, agent, consultant or representative or client of, or vendor or supplier to, the Company, the Sub S Holding Corporation or any Subsidiary to terminate his, her or its relationship with the Company, the Sub S Holding Corporation or any Subsidiary or to reduce the amount of business it does with the Company, the Sub S Holding Corporation or any Subsidiary; or (b) directly or indirectly solicit or attempt to solicit or participate in the solicitation of or otherwise advise or encourage any director, officer, manager, employee, independent contractor, agent, consultant or representative of the Company, the Sub S Holding Corporation or any Subsidiary to become an employee, independent contractor, agent, representative or consultant of or to any other Person.

                  (e) Use of Name. For a period of twenty-five (25) years after the Closing Date, no Designated Principal shall use the names "ZC" together or "Cooper" separately or in connection with a business that is, in whole or in material part, the same as or similar to, or in competition with, the Business, as it is conducted by the Company the Sub S Holding Corporation and the Subsidiaries on the Closing Date, other than with the express prior written consent of, the Sub S Holding Corporation Buyer.

                  (f) Construction. For purposes of any provision of this
Section 9.1, "directly or indirectly" means in a Designated Principal's individual capacity for his own benefit or for the benefit of any other Person, or as a shareholder, partner, member or other principal, officer, director, trustee, manager, employee, agent or consultant of or to any Person whatsoever; provided, however, that this Section 9.1 shall not prohibit a Designated Principal from being a passive investor in (i.e. having no participation or involvement in management) no more than (two percent) 2% of the outstanding equity securities of any actively traded public Person.

                  (g) Enforcement. The Designated Principals acknowledge and agree that, by virtue of their positions, services and access to and use of confidential records and proprietary information, any violation by them of any of the undertakings contained in this Section 9.1 would cause Buyer, the Company and the Sub S Holding Corporation immediate, substantial and irreparable injury for which they have no adequate remedy at Law. Accordingly, each of the Designated Principals agrees that in the event of his breach or threatened breach of any said undertakings, Buyer, the Company and the Sub S Holding Corporation will be entitled to temporary and permanent injunctive relief in any court of competent jurisdiction (without the need to post bond and without proving that damages would be inadequate). The rights and remedies provided for in this Section 9.1 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable Law. If the final judgment of a court of competent jurisdiction declares that any provision of this Section 9.1, is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and provisions of this
Section 9.1 shall be enforceable as so modified.

                   9.2 Cessation of Employment. The Designated Principals acknowledge that the professional services and the continued employment of the Designated Principals are special and unique and critical to the ongoing operation and success of the Business and that Buyer would not consummate the transactions contemplated by this Agreement without the commitment of the Designated Principals to enter into and perform their obligations under their respective Employment Agreements for the entire term thereof. Therefore, each of the Designated Principals covenants and agrees that he will in good faith diligently perform all of his obligations under his Employment Agreement in accordance with the terms thereof for the entire term thereof to the best of his ability and in a manner consistent with the expertise, initiative, dedication, and loyalty with which he performed services for the ZC Companies prior to the ZC Consolidation Date.

                   9.3     Certain Tax Matters.

                  (a) (i) Buyer and each Seller shall join in making timely and irrevocable elections under Section 338(h)(10) of the Code and, if permissible, similar elections under any applicable state income tax laws with respect to the Sub S Holding Corporation. In such event, Buyer and each Seller shall report the transaction consistent with such elections under Section 338(h)(10) of the Code and any applicable state tax provisions (the "Elections") and shall take no position contrary thereto unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local tax provision).

                           (ii) Buyer shall prepare, and Buyer and each Seller shall execute at the Closing any and all forms necessary to effectuate the Elections (including IRS Form 8023-A and any similar forms under applicable state income tax laws (the "Section 338 Forms")). Buyer and each Seller shall cause the Section 338 Forms to be duly executed by an authorized person, and Buyer shall duly and timely file the Section 338 Forms in accordance with applicable Tax laws and the terms of this Agreement.

                           (iii) Buyer and each Seller agree to allocate the Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations) of the assets of the Sub S Holding Corporation as set forth in a schedule that will be generated with the assistance of Deloitte & Touche LLP within sixty (60) days following the Closing Date, in accordance with the guidelines of the IRS, which shall reflect an allocation agreed to by the parties. Buyer and each Seller will reflect such allocation in all applicable tax returns filed by any of them, including but not limited to the Section 338 Forms. Buyer and each Seller will not take a position before any taxing authority or otherwise (including in any tax return) inconsistent with such allocation unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local law).

                  (b) Sellers, on the one hand, and Buyer, on the other hand, shall each be responsible for 50% of all transfer, excise, stamp, sales, use, recording or similar taxes or fees arising out of the sale, transfer, conveyance or assignment of the Company Interests and the Shares by Sellers. Sellers shall make any required filing under applicable law.

                  (c) (i) Other than as set forth in Section 9.3(b), and
Section 9(c)(iv), Sellers shall be liable for and shall indemnify Buyer, the Company and the Sub S Holding Corporation for Taxes of the Company and the Sub S Holding Corporation (and any predecessor to the Company and the Sub S Holding Corporation) for any taxable years or periods that end on or before the Closing Date and, with respect to any taxable years or periods beginning before and ending after the Closing Date, the portion of such taxable years or periods ending on and including the Closing Date.

                           (ii) Following the Closing Date, Buyer, the Company and the Sub S Holding Corporation shall be liable for and shall indemnify Sellers for Taxes of the Company and the Sub S Holding Corporation for any taxable years or periods that begin after the Closing Date and, with respect to any taxable years or periods beginning before and ending after the Closing Date, the portion of the taxable years beginning on the day after the Closing Date.

                           (iii) For purposes of Sections 9.3(c)(i) and (c)(ii), whenever it is necessary to determine the liability for Taxes of the Company and the Sub S Holding Corporation for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of such Taxes for the portion of year or period ending on, and the portion of the year or period beginning after, the Closing Date, shall be determined using the closing of books method described in Section 1362(e)(3) of the Code.

                           (iv) Notwithstanding the provisions of Sections 9.3(c)(i) and (ii), Buyer shall reimburse Sellers for Taxes based on the taxable income from operations of the Company and the Sub S Holding Corporation, (and any predecessors to the Company and the Sub S Holding Corporation) for the period beginning after the Effective Date and ending on the Closing Date.

                  (d) Any payment by Buyer or any Seller under this Section 9.3 will be treated for Tax purposes as an adjustment to the Purchase Price.

                  (e) Sellers shall cause the Company and the Sub S Holding Corporation to file when due all Returns that are required to be filed by the Company and the Sub S Holding Corporation for taxable years or periods ending on or before the Closing Date, and Buyer shall file or cause to be filed when due all other Returns that are required to be filed by or with respect to the Company and the Sub S Holding Corporation.

                  (f)      After the Closing Date, Buyer and each Seller shall:

                           (i) assist in all reasonable respects (and cause their respective Affiliates to assist) the other party in preparing any Returns which such party is responsible for preparing and filing in accordance with this Section 9.3;

                           (ii) cooperate in all reasonable respects in preparing for any audits of, or disputes with taxing authorities regarding, and Returns of, the Company and the Sub S Holding Corporation;

                           (iii) make available to the other any to any taxing authority as reasonably requested all information, records and documents relating to Taxes of the Company and the Sub S Holding Corporation, except to the extent determined by counsel for the party involved to be privileged or work product;

                           (iv) provide timely notice to the other in writing of any pending or threatened Tax audit or assessments of the Company or the Sub S Holding Corporation for taxable periods for which the other may have a liability under this Section 9.3; and

                           (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

                  (g) (i) Buyer shall notify the Sellers in writing upon receipt by Buyer or the Company or the Sub S Holding Corporation of notice of any pending or threatened Tax audits or assessments which may materially affect the Tax liabilities of the Company or the Sub S Holding Corporation for which the Sellers would be required to indemnify Buyer and the Company and the Sub S Holding Corporation. Sellers shall have the right to participate in the resolution of any such Tax audit or assessment.

                           (ii) Sellers shall notify Buyer in writing upon receipt by any Seller of notice of any pending or threatened Tax audits or assessments which may materially affect the Tax liabilities of the Company or the Sub S Holding Corporation for which Buyer, the Company or the Sub S Holding Corporation would be required to indemnify Sellers. Buyer shall have the right to participate in the resolution of any such Tax audit or assessment.

                   9.4 Private Plane. Until December 31, 2006, Buyer shall cause the Company to pay to an entity identified by the Designated Principals two million dollars ($2,000,000) per year in the aggregate, in monthly installments in arrears against the presentation to Buyer of monthly invoices, to defray the costs of operating an airplane to be used in the Business, as determined by the Designated Principals. The Designated Principals, where appropriate and approved by a client of Buyer or the Company, will seek client reimbursement for such charges.

                   9.5 Catalyst. Without the consent of Buyer, Catalyst shall not invest in any Person that is a client of Buyer, any subsidiary of Buyer, the Company or the Subsidiaries, unless Catalyst made its initial investment in such Person prior to the Closing Date. The Designated Principals shall not establish an investment fund similar to Catalyst without prior consultation with Buyer and in any event any such fund shall be subject to the investment restrictions described in the foregoing sentence for so long as any Designated Principal maintains an equity interest in such fund. On or prior to the Closing Date, the Designated Principals shall take such action as is required to terminate all benefits payable under the Company's benefit plans to employees of Catalyst without any cost, expense, liability or obligation to the Company.

                   9.6 Lock-up Agreement. Each Seller hereby agrees that in the event Buyer proposes an underwritten public offering (the "Offering") of its Common Stock after the Closing Date, it shall, upon the request of the managing underwriter for the Offering, enter into a "lock-up" agreement for the period commencing on the execution of such "lock-up" and expiring on the earlier of (a) one hundred and twenty (120) days following the pricing of the Offering, and (b) May 31, 2003 on such terms as may be reasonably requested by the managing underwriter for the Offering.

                                    ARTICLE X

                                 INDEMNIFICATION

                   10.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the parties contained in this Agreement, or in any Schedule or certificate delivered pursuant hereto, shall survive the Closing and shall continue in full force and effect (a) in the case of the representations and warranties of Sellers contained in Sections 5.6, 5.18 and
5.19 until thirty (30) days following the expiration of the applicable statute of limitations with respect to the matter to which the claim relates, as such limitation period may be extended from time to time, (b) in the case of the representations and warranties of Sellers contained in Sections 4.1, 4.2, 4.5, 4.6, 5.2, 5.25 and 5.29 and of Buyer contained in Sections 6.3 and 6.8, indefinitely, and (c) in the case of all other representations and warranties of the parties contained in this Agreement, or in any Schedule or certificate delivered pursuant hereto, until two (2) years after the Closing Date. Each party hereto shall be entitled to rely on any such representation or warranty regardless of any inquiry or investigation made by on behalf of such party. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought hereunder shall survive the time at which it would otherwise terminate pursuant to this Section 10.1 if notice of the breach thereof shall have been given to the party against whom such indemnity may be sought prior to the expiration of the applicable survival period. The parties' covenants and agreements under this Agreement shall survive the Closing indefinitely unless a shorter period of performance is specified with respect to such covenant or agreement.

                   10.2    Indemnification by Sellers.

                  (a) Subject to Sections 10.2(b) and 10.8, the Designated Principals, jointly and severally, shall indemnify and hold harmless Buyer, the Company, the Sub S Holding Corporation, each Subsidiary and each of their respective stockholders, directors, officers, members, managers, employees, agents and representatives (collectively, "Representatives"), and their respective heirs, personal representatives, legatees, successors and assigns (all of the foregoing, the "Indemnified Parties"), from and against any Loss incurred or suffered by such Person as a result of, arising or resulting from or in connection with:

                           (i) any representation or warranty made by any Seller in this Agreement or in any other Transaction Document or in any Schedule or certificate delivered pursuant hereto or thereto being untrue, incorrect or incomplete;

                           (ii) a failure by any Seller to perform, comply with or satisfy any covenant or agreement on the part of such Seller contained herein or in any other Transaction Document;

                           (iii) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller, any of the ZC Companies or the Company, the Sub S Holding Corporation or any Subsidiary in connection with the transactions contemplated hereby;

                           (iv) the insufficiency of any reserves for liabilities reflected on the Effective Date Balance Sheet relating to vacation pay and stay/termination bonuses; and

                           (v) any claim arising out of the improper operation and administration, prior to the Closing, of any Plan under both its terms (including the provisions of any related insurance policy) and all applicable Laws, including ERISA.

Any amount paid pursuant to this Section 10.2(a) or Section 9.3 shall be paid to Buyer or, at Buyer's election, to the Company, the Sub S Holding Corporation or a Subsidiary shall be the amount required to put Buyer or the Company, the Sub S Holding Corporation or such Subsidiary, as the case may be, substantially in the position it or they would have been in had (A) such representation or warranty been true, correct and complete or such covenant or agreement been performed, complied or satisfied with, or (B) any such Losses or Taxes not been incurred.

                  (b)      Notwithstanding Section 10.2(a):

                           (i) The Designated Principals shall not have any obligation to indemnify the Indemnified Parties from and against any Loss under clause (i) of Section 10.2(a) or clause (ii) of Section 10.2(a) with respect to the covenants contained in Sections 7.2 and 7.8 until the Indemnified Parties have suffered aggregate Losses, by reason of all such breaches, in excess of one million dollars ($1,000,000); provided that such threshold shall not apply to any Loss under clause
         (i) of Section 10.2(a) that is also a Loss under Section 2.2(b),
         Section 9.3, or Sections 10.2(a)(iii), (iv) or (v); and

                           (ii) The Designated Principals shall not have any obligation to indemnify the Indemnified Parties from and against any Loss under clause (i) of Section 10.2(a) or clause (ii) of Section 10.2(a) with respect to the covenants contained in Sections 7.2 and 7.8 to the extent the aggregate Losses the Indemnified Parties have suffered by reason of all such breaches exceed twenty-five million dollars ($25,000,000) (as reduced pursuant to the proviso to this sentence, the "Ceiling Amount"); provided, however, that the Ceiling Amount shall be reduced to twenty million dollars ($20,000,000) on the first anniversary of the Closing Date with respect to claims for indemnification made thereafter; provided, however, that the Ceiling Amount shall not apply to (x) any Loss incurred or suffered by any Indemnified Party as a result of, arising or resulting from or in connection with a representation or warranty in Section 4.1, 4.5, 4.6, 5.2, 5.3, 5.6, 5.22, 5.25, 5.28(c) or 5.29 being untrue, incorrect or incomplete or (y) any Loss under clause (i) of Section 10.2(a) that is also a Loss under Section 9.3.

                  (c) Notwithstanding anything to the contrary contained in
Section 10.2(b) or 10.8 or anywhere else in this Agreement, Sellers shall indemnify and hold harmless the Indemnified Parties from and against any and all Losses incurred or suffered by such Person after the Closing Date as a result of, arising or resulting from or in connection with any fraudulent act or intentional misconduct by Sellers, the Company, the Sub S Holding Corporation, any Subsidiary or any of the ZC Companies prior to the Closing Date.

                   10.3 Indemnification by Buyer. Buyer shall indemnify and hold harmless Sellers from and against any Loss incurred or suffered by Sellers and their respective heirs, personal representatives, legatees, successors and permitted assigns as a result of, arising or resulting from or in connection with:

                           (i) any representation or warranty made by Buyer in this Agreement or in any other Transaction Document or in any Schedule or certificate delivered pursuant hereto or thereto being untrue, incorrect or incomplete;

                           (ii) a failure by Buyer to perform, comply with or satisfy any covenant or agreement on the part of Buyer contained herein or in any other Transaction Document; and

                           (iii) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer or any of its subsidiaries in connection with the transactions contemplated hereby.

Any amount paid pursuant to this Section 10.3 or Section 9.3 shall be paid to Sellers and shall be the amount required to put Sellers substantially in the position they would have been in had (A) such representation or warranty been true, correct and complete or such covenant or agreement been performed, complied or satisfied with, or (B) any such Losses or Taxes not been incurred.

                   10.4 Assumption of Defense. An indemnified party shall promptly give notice to each indemnifying party after obtaining knowledge of any matter as to which recovery may be sought against such indemnifying party because of the indemnity set forth above, and, if such indemnity shall arise from the claim of a third party, shall permit such indemnifying party to assume the defense of any such claim or any proceeding resulting from such claim; provided, however, that failure promptly to give any such notice shall not affect the indemnification provided under this Article X, except to the extent such indemnifying party shall have been actually and materially prejudiced as a result of such failure. Notwithstanding the foregoing, an indemnifying party may not assume the defense of any such third-party claim if the claim (a) is reasonably likely to result in imprisonment or another criminal penalty of the indemnified party, (b) is reasonably likely to result in an equitable remedy which would materially impair the indemnified party's ability to exercise its rights under this Agreement, or materially impair Buyer's right or ability to operate the Company or the Sub S Holding Corporation or the Company's, the Sub S Holding Corporation's or any Subsidiary's right to operate any material part of the Business, or (c) names both the indemnifying party and the indemnified party (including impleaded parties) and representation of both parties by the same counsel would create a conflict. If an indemnifying party assumes the defense of such third-party claim, such indemnifying party shall agree prior thereto, in writing, that it is liable under this Article X to indemnify the indemnified party in accordance with the terms contained herein in respect of such third-party claim, shall conduct such defense diligently, shall have full and complete control over the conduct of such proceeding on behalf of the indemnified party and shall, subject to the provisions of this Section 10.4, have the right to decide all matters of procedure, strategy, substance and settlement relating to such proceeding; provided, however, that any counsel chosen by such indemnifying party to conduct such defense shall be reasonably satisfactory to the indemnified party. The indemnified party may participate in such proceeding and retain separate co-counsel at its sole cost and expense, and the indemnifying party will not without the written consent of the indemnified party consent to the entry of any judgment or enter into any settlement with respect to the matter which does not include a provision whereby the plaintiff or the claimant in the matter releases the indemnified party from all liability with respect thereto. Failure by an indemnifying party to notify the indemnified party of its election to defend any such claim or proceeding by a third party within thirty (30) days after notice thereof shall have been given to such indemnifying party by the indemnified party shall be deemed a waiver by such indemnifying party of its right to defend such claim or action.

                   10.5 Non-Assumption of Defense. If no indemnifying party is permitted or elects to assume the defense of any such third-party claim or proceeding resulting therefrom, the indemnified party shall diligently defend against such claim or litigation in such manner as it may deem appropriate and, in such event, the indemnifying party or parties shall promptly reimburse the indemnified party for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the indemnified party and its Affiliates in connection with the defense against such claim or proceeding, as such costs and expenses are incurred. Any counsel chosen by such indemnified party to conduct such defense shall be reasonably satisfactory to the indemnifying party or parties, and only one counsel shall be retained to represent all indemnified parties in an action (except that if litigation is pending in more than one jurisdiction with respect to an action, one such counsel may be retained in each jurisdiction in which such litigation is pending and except if representation of all indemnified parties by the same counsel would create a conflict). No indemnified party shall settle or compromise any such claim without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

                   10.6 Indemnified Party's Cooperation as to Proceedings. The indemnified party will cooperate in all reasonable respects with any indemnifying party in the conduct of any proceeding as to which such indemnifying party assumes the defense. For the cooperation of the indemnified party pursuant to this Section 10.6, the indemnifying party or parties shall promptly reimburse the indemnified party for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the indemnified party or its Affiliates in connection therewith, as such costs and expenses are incurred.

                   10.7 Payments Treated as Purchase Price Adjustment. Any payment by Buyer or Sellers under this Article X will be treated for Tax purposes as an adjustment to the Purchase Price for the Company Interests and the Shares.

                   10.8 Sole Remedy. Except with respect to claims for equitable relief, and except for fraud or willful misconduct, the indemnities provided for in Section 9.3 and this Article X shall be the sole and exclusive remedies for any claim of a party arising out of or relating to this Agreement.

                                   ARTICLE XI

                                  MISCELLANEOUS

                   11.1 Expenses. Each party shall pay its own expenses incidental to negotiations, preparation of agreements and the Closing whether or not the transactions contemplated hereby are finally consummated. All expenses incurred solely for the benefit of the Designated Principals and the Other Principals not accrued on the Effective Date Balance Sheet shall be paid by the Designated Principals and the Other Principals and not by the ZC Companies or the Company, the Sub S Holding Corporation or any Subsidiary.

                   11.2 Entirety of Agreement. This Agreement (including the Disclosure Schedules and all other Schedules and Exhibits hereto), together with the other Transaction Documents and certificates delivered hereunder and thereunder, state the entire agreement of the parties, merge all prior negotiations, agreements and understandings, if any, and state in full all representations, warranties, covenants and agreements which have induced this Agreement.

                   11.3 Notices. All notices and demands of any kind which any party hereto may be required or desire to serve upon another party under the terms of this Agreement shall be in writing and shall be given by personal service upon such other party or mailing a copy thereof by certified or registered mail, postage prepaid, with return receipt requested; sending a copy thereof by Federal Express or equivalent courier service; or sending a copy thereof by facsimile, to the parties at the respective addresses and facsimile numbers set forth on the signature pages hereto.

                  In case of service by Federal Express or equivalent courier service or by facsimile or by personal service, such service shall be deemed complete upon delivery or transmission, as applicable. In the case of service by mail, such service shall be deemed complete on the fifth (5th) Business Day after mailing. The addresses and facsimile numbers to which, and persons to whose attention, notices and demands shall be delivered or sent may be changed from time to time by notice served as hereinabove provided by any party upon any other party.

                   11.4 Amendment. This Agreement may be modified or amended only by an instrument in writing, duly executed by Buyer and the Designated Principals, and when so modified or amended shall be binding upon all of the Sellers as so modified or amended.

                   11.5 Waiver. No waiver by any party of any term, provision, condition, covenant, agreement, representation or warranty contained in this Agreement (or any breach thereof) shall be effective unless it is in writing executed by the party against which such waiver is to be enforced. No waiver shall be deemed or construed as a further or continuing waiver of any such term, provision, condition, covenant, agreement, representation or warranty (or breach) on any other occasion or as a waiver of any other term, provision, condition, covenant, agreement, representation or warranty (or of the breach of any other term, provision, condition, covenant, agreement, representation or warranty) contained in this Agreement on the same or any other occasion.

                   11.6 Counterparts; Facsimile. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument. Facsimile transmission of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

                   11.7 Assignment; Binding Nature; No Beneficiaries. This Agreement may not be assigned by any party hereto without the written consent of Buyer and the Designated Principals; provided, however, that Buyer may assign its rights hereunder to any Affiliate of Buyer that assumes the obligations of Buyer hereunder, but no such assignment shall relieve Buyer of any such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns. Except as otherwise expressly provided in Article X, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

                   11.8 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof or alter the meaning of any provision hereof.

                   11.9 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York applicable to contracts made and to be entirely performed therein, without regard to the principles of conflict of laws. In the event of any controversy or claim arising out of or relating to this Agreement or the breach or alleged breach hereof, each of the parties hereto irrevocably
(a) submits to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court sitting in the County of New York, (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court, (c) waives any claim that such action or proceeding has been brought in an inconvenient forum or that there is a more convenient forum for such action or proceeding, and (d) agrees that service of process or of any other papers upon such party by registered mail at the address to which notices are required to be sent to such party under Section 11.3 shall be deemed good, proper and effective service upon such party.

                   11.10 Construction. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) "it" or "its" or words denoting any gender include all genders, (c) the word "including" shall mean "including without limitation," whether or not expressed, (d) any reference to a statute shall mean the statute and any regulations thereunder in force as of the date of this Agreement or the Closing Date, as applicable, unless otherwise expressly provided, (e) any reference herein to a Section, Article, Schedule or Exhibit refers to a Section or Article of or a Schedule or Exhibit to this Agreement, unless otherwise stated, (f) all references to "$" or "dollars" mean U.S. dollars, and (g) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day. Any reference in this Agreement to "herein," "hereof," "hereby," "hereunder" or words of similar import shall mean and refer to this Agreement as a whole and not to any particular part hereof.

                   11.11 Negotiated Agreement. Buyer and Sellers acknowledge that they have been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and the other Transaction Documents and accordingly agree that if an ambiguity exists with respect to any provision of this Agreement or any other Transaction Document, such provision shall not be construed against any party because such party or its representatives drafted such provision.

                   11.12 Public Announcements. Each of the parties agrees that neither Buyer nor any Seller shall issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior written approval of Buyer, in the case of an announcement by a Seller, and the Designated Principals, in the case of an announcement by Buyer; provided, however, that Buyer may, upon written notice to the Designated Principals, describe this Agreement and the transactions contemplated hereby in any press release or filing with the SEC it is required to make under applicable Law, which shall, in any event, be subject to review by Sellers prior to its release.

                   11.13 Remedies Cumulative. The remedies provided for or permitted by this Agreement shall be cumulative and the exercise by any party of any remedy provided for herein shall not preclude the assertion or exercise by such party of any other right or remedy provided for herein.

                   11.14 Specific Enforcement. Each party expressly agrees that one or more of the other parties will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants or conditions of the Agreement, the non-breaching party or parties shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without any showing of actual damage, or a decree of specific performance, in accordance with the provisions hereof.


                            [SIGNATURE PAGES FOLLOW]

                  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first set forth above.


                                                     KROLL INC.
Address:
Kroll Inc.
900 Third Avenue
New York, New York 10022
                                                     By_________________________
Attention: Sabrina Perel, Esq.                       Name:  Michael G. Cherkasky
Facsimile No.: (212) 750-5628                        Title:  President and CEO

with copies to:

Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, New York  10022
Attention:  Peter S. Kolevzon, Esq.
Facsimile No.: (212) 715-8000

                                     SELLERS



notices to:                                ___________________________
                                           Stephen F. Cooper
c/o Leonard LoBiondo
Zolfo Cooper, LLC
101 Eisenhower Parkway                     ___________________________
Roseland, New Jersey 07068                 Michael E. France
facsimile: (973)618-9432

                                           ___________________________
                                           Leonard LoBiondo


with copies to:


Wollmuth Maher & Deutsch LLP               ZOLFO COOPER ACQUISITION, LLC
500 Fifth Avenue, 12th Floor
New York, New York  10110                  By:___________________________
Attention:  David Wollmuth, Esq.           Name:  Leonard LoBiondo
Facsimile No.:  (212) 382-0050             Title:  Manager

                                Table of Contents

                                                                                                              Page

ARTICLE I        CERTAIN DEFINITIONS........................................................................    2

ARTICLE II       PURCHASE AND SALE..........................................................................    8
         2.1     Purchase and Sale of Company Interests and the Shares......................................    8

ARTICLE III      CLOSING....................................................................................   12
         3.1     Closing Date...............................................................................   12
         3.2     Certain Actions at Closing.................................................................   12

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF SELLERS CONCERNING THE SELLERS...........................   13
         4.1     Ownership of Company Interests.............................................................   13
         4.2     Authorization..............................................................................   13
         4.3     No Conflicts; Consents.....................................................................   13
         4.4     Litigation.................................................................................   14
         4.5     Brokers and Finders........................................................................   14
         4.6     Investment Representations.................................................................   14
         4.7     Current Public Information.................................................................   15
         4.8     Independent Investigation; Access..........................................................   15
         4.9     No Government Recommendation or Approval...................................................   15
         4.10    Disclosure.................................................................................   15

ARTICLE V        REPRESENTATIONS AND WARRANTIES OF THE DESIGNATED PRINCIPALS CONCERNING THE COMPANY
                 AND SUB S HOLDING CORPORATION..............................................................   16
         5.1     Organization and Good Standing.............................................................   16
         5.2     Consolidation of the ZC Companies..........................................................   16
         5.3     Capitalization.............................................................................   17
         5.4     No Conflicts; Consents.....................................................................   18
         5.5     Financial Statements; Undisclosed Liabilities..............................................   18
         5.6     Taxes......................................................................................   19
         5.7     Payables...................................................................................   20
         5.8     Receivables................................................................................   20
         5.9     Absence of Certain Changes.................................................................   20
         5.10    Title to Properties; Absence of Encumbrances; Condition....................................   22
         5.11    Intellectual Property......................................................................   23
         5.12    Clients; Identified Prospects; Client Relations............................................   24
         5.13    Contracts..................................................................................   26
         5.14    Insurance..................................................................................   28
         5.15    Litigation.................................................................................   28
         5.16    Licenses...................................................................................   28
         5.17    Members, Partners, Principals, Employees and Independent Contractors.......................   29
         5.18    Employee Benefit Plans; ERISA..............................................................   29
         5.19    Compliance with Laws.......................................................................   30

                                Table of Contents
                                  (continued)

                                                                                                              Page
         5.20    Bank Accounts and Powers of Attorney.......................................................   30
         5.21    Books and Records..........................................................................   30
         5.22    Transactions with Related Parties..........................................................   31
         5.23    Absence of Certain Business Practices......................................................   31
         5.24    Catalyst Equity Fund.......................................................................   31
         5.25    Brokers and Finders........................................................................   32
         5.26    Restrictions on Business Activities........................................................   32
         5.27    Disclosure.................................................................................   32
         5.28    SFC LLC and the Laidlaw Entities...........................................................   32
         5.29    Members/Owners of ZC Acquisition, LLC......................................................   33

ARTICLE VI       REPRESENTATIONS AND WARRANTIES OF BUYER....................................................   33
         6.1     Organization and Good Standing.............................................................   33
         6.2     Capitalization.............................................................................   34
         6.3     Authorization..............................................................................   34
         6.4     No Conflicts; Consents.....................................................................   34
         6.5     Litigation.................................................................................   34
         6.6     Reporting Company Status...................................................................   34
         6.7     Financial Statements.......................................................................   35
         6.8     Brokers and Finders........................................................................   35
         6.9     Investment Intent..........................................................................   35
         6.10    Absence of Certain Changes.................................................................   35
         6.11    Intellectual Property......................................................................   35
         6.12    Compliance with Laws.......................................................................   35
         6.13    Taxes......................................................................................   36
         6.14    Absence of Certain Business Practices......................................................   36
         6.15    Restrictions on Business Activities........................................................   37
         6.16    Disclosure.................................................................................   37

ARTICLE VII      COVENANTS OF SELLERS.......................................................................   37
         7.1     Certain Filings............................................................................   37
         7.2     Consents and Approvals.....................................................................   37
         7.3     Resignation of Directors...................................................................   37
         7.4     Affiliate Loans............................................................................   38
         7.5     Further Assurances.........................................................................   38
         7.6     Key-Man Insurance..........................................................................   38
         7.7     Termination of Lines of Credit.............................................................   38
         7.8     Notification of Certain Matters............................................................   38
         7.9     Company Information........................................................................   38
         7.10    SFC LLC and the Laidlaw Entities...........................................................   39
         7.11    Employee Arbitration and Litigation........................................................   39

ARTICLE VIII     COVENANTS OF BUYER.........................................................................   39
         8.1     Certain Filings............................................................................   39
         8.2     Lease Deposits.............................................................................   39

                                Table of Contents
                                  (continued)

                                                                                                              Page
         8.3     Further Assurances.........................................................................   39
         8.4     Employee Benefits..........................................................................   39
         8.5     Notification of Certain Matters............................................................   40
         8.6     Accrual Reserves...........................................................................   40
         8.7     Payment of Awards in Employee Arbitration and Litigation...................................   41

ARTICLE IX       CERTAIN OTHER AGREEMENTS...................................................................   41
         9.1     Non-Competition and Non-Solicitation.......................................................   41
         9.2     Cessation of Employment....................................................................   43
         9.3     Certain Tax Matters........................................................................   43
         9.4     Private Plane..............................................................................   45
         9.5     Catalyst...................................................................................   46
         9.6     Lock-up Agreement..........................................................................   46

ARTICLE X        INDEMNIFICATION............................................................................   46
         10.1    Survival of Representations, Warranties and Covenants......................................   46
         10.2    Indemnification by Sellers.................................................................   46
         10.3    Indemnification by Buyer...................................................................   48
         10.4    Assumption of Defense......................................................................   48
         10.5    Non-Assumption of Defense..................................................................   49
         10.6    Indemnified Party's Cooperation as to Proceedings..........................................   50
         10.7    Payments Treated as Purchase Price Adjustment..............................................   50
         10.8    Sole Remedy................................................................................   50

ARTICLE XI       MISCELLANEOUS..............................................................................   50
         11.1    Expenses...................................................................................   50
         11.2    Entirety of Agreement......................................................................   50
         11.3    Notices....................................................................................   50
         11.4    Amendment..................................................................................   51
         11.5    Waiver.....................................................................................   51
         11.6    Counterparts; Facsimile....................................................................   51
         11.7    Assignment; Binding Nature; No Beneficiaries...............................................   51
         11.8    Headings...................................................................................   51
         11.9    Governing Law; Jurisdiction; Venue.........................................................   51
         11.10   Construction...............................................................................   52
         11.11   Negotiated Agreement.......................................................................   52
         11.12   Public Announcements.......................................................................   52
         11.13   Remedies Cumulative........................................................................   52
         11.14   Specific Enforcement.......................................................................   52

Schedules
Schedule A-1      List of LLC Subsidiaries
Schedule A-2      List of Sub S Subsidiaries
Schedule B        Allocation of Purchase Price among Sellers
Schedule C        Stock Options Grants
Schedule D        Key Man Insurance



Exhibits
Exhibit A         Employment Agreement with Stephen F. Cooper
Exhibit B         Employment Agreement with Michael E. France
Exhibit C         Employment Agreement with Leonard LoBiondo
Exhibit D         Employment Agreement with Other Principals
Exhibit E         Registration Rights Agreement
Exhibit F         Opinion of Wollmuth Maher & Deutsch LLP
Exhibit G         Opinion of Kramer Levin Naftalis & Frankel LLP


                                       i